Exhibit 10.61

CONFORMED COPY

Dated 31 March 2008

TECH SEMICONDUCTOR SINGAPORE PTE. LTD.
as Borrower

ABN AMRO BANK N.V.
CITIBANK, N.A., SINGAPORE BRANCH
CITIGROUP GLOBAL MARKETS SINGAPORE PTE LTD
DBS BANK LTD
OVERSEA-CHINESE BANKING CORPORATION LIMITED
as Original Mandated Lead Arrangers

CITICORP INVESTMENT BANK (SINGAPORE) LIMITED
as Facility Agent

ABN AMRO BANK N.V., SINGAPORE BRANCH
as Security Trustee

and

THE BANKS
as defined herein

US$600,000,000
FACILITY AGREEMENT

ALLEN & GLEDHILL LLP ONE MARINA BOULEVARD #28-00 SINGAPORE 018989

- i -

25.	Payments	51
26.	Set-Off	53
27.	Sharing	53
28.	Accounts	54
29.	The Facility Agent, The Original Mandated Lead Arrangers and The Banks	57
30.	Assignments and Transfers	62
31.	Calculations and Evidence of Debt	65
32.	Remedies and Waivers, Partial Invalidity	66
33.	Notices	66
34.	Counterparts	68
35.	Amendments	68
36.	Governing Law	69
37.	Jurisdiction	69
Schedule 1	The Banks	71
Schedule 2	Form of Transfer Certificate	72
Schedule 3	Conditions Precedent	75
Schedule 4	Notice of Drawdown	78
Schedule 5	Form of Compliance Certificate	79
Schedule 6	Confidentiality Undertaking	80
Schedule 7	Standing Payment Instructions	83

- ii -

This Agreement is made on 31 March 2008

Among

(1)	TECH Semiconductor Singapore Pte. Ltd. (company registration number: 199102059C) (the Borrower”), as borrower;

(2)
ABN AMRO Bank N.V., Citibank, N.A., Singapore Branch/ Citigroup Global Markets Singapore Pte Ltd, DBS Bank Ltd and Oversea-Chinese Banking Corporation Limited (the “Original Mandated Lead Arrangers”), as original mandated lead arrangers;

(3)	Citicorp Investment Bank (Singapore) Limited (the “Facility Agent”), as facility agent;

(4)	ABN Amro Bank N.V., Singapore Branch (the “Security Trustee”), as security trustee; and

(5)	The Banks (as defined below).

It is agreed as follows:

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

“Accession Undertaking” shall have the meaning ascribed thereto in the Trust Deed.

“Accounts” means the bank accounts of the Borrower from time to time.

“Actual Additional Capital Expenditure” has the meaning given to it in Clause 18.16.4.

“Advance” means an advance (as from time to time consolidated, divided or reduced by repayment or prepayment) made or to be made by the Banks under the Facility.

“Approved Capital Expenditure” means approved expenditure of a capital nature as permitted under Clause 18.16 (Capital Expenditure).

“Assembly and Test Services Agreement” means the assembly and test service agreement dated 16 July 2005 between Micron and the Borrower.

“Asset Based Financing” means any transaction entered into by the Borrower pursuant to which the Borrower leases, acquires, mortgages or finances the acquisition of an asset (including, without limitation, finance, capital or operating leases, sale and lease back and/or hire purchase transactions).

“Authorised Investments” means:

(a)
investments denominated in Singapore dollars, for Singapore dollar amounts, US dollars for US dollar amounts or any other currency where that is required for operational purposes and made in the form of demand or time deposits, certificates of deposit or other unsecured and non-subordinated debt obligations placed with or, as the case may be, issued by any Bank or any corporation, if in the case of a corporation, the then current rating of Standard & Poor's International Rating, Ltd. of such unsecured and non-subordinated obligations of such corporation is at least A or the then current rating of Moody's Investors

Service Inc. of such unsecured and non-subordinated obligations of such corporation is at least A2; or

(b)	such other investments as may be approved by the Instructing Group from time to time.

“Availability Period” means, in relation to the Facility, the period from and including the date of this Agreement to and including the earlier of (a) 31 December 2008 and (b) the first Business Day on which the Available Commitment of each of the Banks is zero and is not available to be drawn in accordance with the terms of this Agreement.

“Available Commitment” means, in relation to a Bank at any time and save as otherwise provided herein, its Commitment at such time less the aggregate of its share of the Advances which have been made.

“Available Facility” means, at any time, the aggregate amount of the Available Commitments adjusted, in the case of any proposed drawdown of the Facility, so as to take into account any reduction in the Commitment of a Bank taking effect on or before the proposed drawdown date pursuant to the terms hereof.

“Bank” means any financial institution:

(a)	named in Schedule 1 (The Banks); or

(b)	which has become a party hereto in accordance with Clause 30.4 (Assignments by Banks) or Clause 30.5 (Transfers by Banks),

and which has not ceased to be a party hereto in accordance with the terms hereof.

“Borrower Accounts Assignment” means an assignment of the Accounts, in a form agreed between the Security Trustee and the Borrower, to be duly executed by the Borrower in favour of the Security Trustee.

“Business Day” means a day (other than a Saturday or Sunday) which is not a public holiday and on which banks are open for general business in Singapore, Hong Kong, Taipei and (in relation to any date for payment or purchase of US dollars) New York City.

“CIBSL” means Citicorp Investment Bank (Singapore) Limited acting, as the context requires, in its capacity as agent for the Existing Lenders under the Existing Credit Agreement.

“Commitment” means, in relation to a Bank at any time and save as otherwise provided herein, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The Banks).

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form set out in Schedule 6 (Confidentiality Undertaking) or such other form as may be agreed between the Facility Agent and the Borrower.

“Core Commercial Agreements” means the Assembly and Test Services Agreement, the Lease, the Purchase Agreement, the Shareholders’ Agreement, the Technical Assistance Agreement, the Wafer Purchase Agreement, the Secondary Silicon Purchase Agreement,

the U.S. Wafer Purchase Agreement, the U.S. Unit-To-Test Product Purchase Agreement and the Wafer Purchase Agreement for Subcontracted Processes.

“Debenture” means a fixed and floating charge over the assets and revenues of the Borrower (including inventories, receivables and debts) in a form agreed between the Security Trustee and the Borrower, to be duly executed by the Borrower in favour of the Security Trustee.

“Debt Service Deposit Accounts” means (a) the interest bearing account, account number and designation 0001-002765-3 USD opened or to be opened with DBS Bank Ltd (which may be divided into sub-accounts) and (b) the interest bearing account, account number and designation 501-682702-401 opened or to be opened with Oversea-Chinese Banking Corporation Limited (which may be divided into sub-accounts), in each case by the Borrower for the purpose of receiving a deposit from the Borrower to be held as security pursuant to the Borrower Accounts Assignment and “Debt Service Deposit Account” shall mean either of them.

“Dispute” means any dispute referred to in Clause 37 (Jurisdiction).

“Encumbrance” means (a) a mortgage, charge, pledge, lien or other encumbrance securing any obligation of any person, (b) any arrangement under which money or claims to, or the benefit of, a bank or other account may be applied, set off or made subject to a combination of accounts so as to effect discharge of any sum owed or payable to any person or (c) any other type of preferential arrangement (including any title transfer and retention arrangement) having a similar effect.

“Environmental Claim” means any claim, proceedings or investigation by any person pursuant to any Environmental Law.

“Environmental Law” means any applicable law in any jurisdiction in which the Borrower conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of the Borrower conducted on or from the properties owned or used by the Borrower.

“Event of Default” means any circumstance described as such in Clause 19 (Events of Default).

“Excess Cash” has the meaning given to it in Clause 18.16.4.

“Existing Credit Agreement” means the US$400,000,000 facility agreement dated 24 November 2005 between the Borrower, CIBSL as facility agent and DBS Bank Ltd as security trustee and the financial institutions referred to therein as mandated lead arrangers, lead arrangers, lead managers, managers and banks.

“Existing Security Documents” means the Security Documents as such term is defined in the Existing Credit Agreement.

“Existing Lenders” means the financial institutions referred to as “Banks” in the Existing Credit Agreement.

“Facility” means the term loan facility granted to the Borrower in this Agreement.

“Facility Office” means, in relation to any Finance Party, the office identified with its signature below or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee or such other office as any Finance Party may from time to time select by notice to the Facility Agent (by not less than five Business Days’ written notice).

“Final Maturity Date” means 25 May 2012.

“Finance Documents” means this Agreement, the Security Documents, any fee letter delivered pursuant to Clause 20 (Commitment Commission and Fees) and any other document designated in writing as such by the Facility Agent and the Borrower.

“Finance Parties” means the Facility Agent, the Security Trustee and the Banks.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	Indebtedness For Borrowed Money;

(b)	any documentary or standby letter of credit facility or performance bond facility;

(c)
any interest rate swap, currency swap, forward foreign exchange transaction, cap, floor, collar or option transaction or any other treasury transaction or any combination thereof or any other transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and the amount of the Financial Indebtedness in relation to any such transaction shall be calculated by reference to the mark-to-market valuation of such transaction at the relevant time); and

(d)	any guarantee or indemnity for any of the items referred to in paragraphs (a) to (c) above.

“Indebtedness For Borrowed Money” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	any amount raised pursuant to any issue of shares which are expressed to be redeemable;

(e)
the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with generally accepted accounting principles in the relevant jurisdiction, be treated as a finance or capital lease;

(f)	the amount of any liability in respect of any advance or deferred purchase agreement if one of the primary reasons for entering into such agreement is to raise finance;

(g)	receivables sold or discounted (other than on a non-recourse basis);

(h)	any agreement or option to re-acquire an asset if one of the primary reasons for entering into such agreement or option is to raise finance;

(i)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Information Memorandum” means the document dated January 2008 concerning the Borrower which, at its request and on its behalf, was prepared in relation to this transaction and distributed to selected banks.

“Instructing Group” means:

(a)	whilst no Advances are outstanding, a Bank or Banks whose Commitments amount in aggregate to 66 2/3 per cent. or more of the Total Commitments; and

(b)	whilst at least one Advance is outstanding, a Bank or Banks to whom in aggregate 66 2/3 per cent. or more of the Loan is (or, immediately prior to its repayment, was then) owed.

“Insurance Assignment” means an assignment of insurances, in a form agreed between the Security Trustee and the Borrower, to be duly executed by the Borrower in favour of the Security Trustee.

“Insurance Expert” means Lockton Companies (Singapore) Private Limited or such other insurance adviser as may be from time to time reasonably acceptable to the Facility Agent.

“Interest Period” means, save as otherwise provided herein:

(a)	any of those periods mentioned in Clause 4.1 (Interest Periods); and

(b)	in relation to an Unpaid Sum, any of those periods mentioned in Clause 22.1 (Default Interest Periods).

“Lease” means the 30-year lease of the Site commencing from 1 November 1991 granted by the Jurong Town Corporation to the Borrower comprised in the lease registered as IA/168613A at the Singapore Land Authority.

“Loan” means, at any time, the aggregate principal amount of outstanding Advances.

“Margin” means two point five per cent. (2.5 per cent.) per annum.

“Material Adverse Effect” means (a) an effect on the business, operations, property, condition (financial or otherwise) or prospects of the Borrower which would reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its payment obligations under the Finance Documents to which it is party unless such term is used in Clause 19 (Events of Default) (other than Clause 19.10 (Litigation)), in which event it shall mean a material adverse effect on the ability of any of the Obligors to perform its payment or (in the case of the Borrower only) other material obligations under the Finance Documents to which it is party or (b) a material adverse effect on the validity or enforceability of the Finance Documents or the rights or remedies of any Finance Party under the Finance Documents.

“Micron” means Micron Technology, Inc., a company incorporated in Delaware, U.S.A.

“Micron Corporate Guarantee” means the conditional guarantee given by Micron in the form agreed between the Finance Parties and Micron, to be duly executed by Micron in favour of the Security Trustee.

"Micron Security Documents" means the security documents entered or to be entered into by the Borrower in favour of Micron in connection with the Micron Corporate Guarantee, complying with the requirements of Clause 18.13.1.

“Mortgage” means a mortgage, in a form agreed between the Security Trustee and the Borrower, over the Site to be duly executed by the Borrower in favour of the Security Trustee.

“Non-extension Event” means any of the parties to the Shareholders’ Agreement has given (in accordance with Clause 26.5 of the Shareholders’ Agreement) any notice under Clause 14 of the Shareholders’ Agreement (as such Clause may be renumbered) or under any other analogous provisions of the Shareholder's Agreement, for the non-extension of the Term.

“Non-Repeated Representations” means each of the representations set out in Clause 15.10 (No Winding-Up) to Clause 15.24 (Payments of Taxes).

“Notice of Drawdown” means a notice substantially in the form set out in Schedule 4 (Notice of Drawdown).

“Obligor” means the Borrower or any party to a Finance Document (other than the Finance Parties and the Original Mandated Lead Arrangers).

“Operating Accounts” means the Accounts other than the Debt Service Deposit Accounts.

“Original Financial Statements” means the audited financial statements of the Borrower for its financial year ended 30 August 2007.

“Permitted Encumbrance” means:

(a)
encumbrances for taxes, fees, assessments or other governmental charges which arise by operation of law and are not delinquent or remain payable without penalty or are being contested in good faith and in an appropriate manner, provided in each case that an appropriate reserve has been made therefor;

(b)
encumbrances consisting of carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar encumbrances arising by operation of law and in the ordinary course of business which are not delinquent or remain payable without penalty or are being contested in good faith and in an appropriate manner provided in each case that an appropriate reserve has been made therefor;

(c)
encumbrances securing (i) the performance of bids, trade contracts (other than indebtedness for borrowed money), leases or statutory obligations, (ii) contingent obligations with respect to surety and appeal bonds, or letters of credit, and (iii) other obligations of a like nature provided that, in each case such encumbrances are incurred in the ordinary course of business and are not delinquent or remain payable without penalty or are being contested in good faith and in an appropriate manner and an appropriate reserve has been made therefor;

(d)
encumbrances consisting of easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower;

(e)
subject to Clause 18.24 (Permitted Financial Indebtedness), encumbrances created in respect of any Asset Based Financing where the encumbrances do not extend beyond the property purchased or financed (whether before, on or after the date of this Agreement), and all replacements, additions, attachments and accessions thereto, and the proceeds (including insurance proceeds) thereof;

(f)
encumbrances arising in the ordinary course of the Borrower's business solely by virtue of any statutory, common law or contractual provisions relating to banker's encumbrances, rights of set-off or similar rights and remedies as to deposit or operating accounts;

(g)
encumbrances in the nature of leases and subleases of, and licenses and sublicenses where the Borrower is the lessor or licensor (or sublessor or sublicensor) provided that such leases, subleases, licenses and sublicenses do not in the aggregate materially interfere with the business of the Borrower;

(h)	encumbrances created pursuant to the Finance Documents;

(i)
encumbrances created over equipment and related assets to secure the balance of the purchase price payable therefor provided that the aggregate amount of all such unpaid purchase prices that remain unpaid more than 60 days after any testing of the relevant asset has been completed and such asset has been accepted by the Borrower shall not exceed US$10,000,000 or its equivalent in other currencies;

(j)	subject to Clause 18.24 (Permitted Financial Indebtedness), encumbrances securing indebtedness permitted for financing or refinancing all or part of the purchase price for equipment or related assets;

(k)	encumbrances created pursuant to the Micron Security Documents; and

(l)	encumbrances created pursuant to the Existing Credit Agreement and the Existing Security Documents.

“Permitted Financial Indebtedness” means:

(a)	Financial Indebtedness outstanding under the Finance Documents;

(b)	Financial Indebtedness incurred for or in respect of any documentary or standby letter of credit facility or performance bond facility;

(c)
Financial Indebtedness incurred for or in respect of any interest rate swap, currency swap, forward foreign exchange transaction, cap, floor, collar or option transaction or any other treasury transaction or any combination thereof or any other transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and the amount of the Financial Indebtedness in relation to any such transaction shall be calculated by reference to the mark-to-market valuation of such transaction at the relevant time);

(d)	any guarantee or indemnity for any of the items referred to in paragraphs (b) and (c) above;

(e)
Financial Indebtedness incurred by the Borrower under any Asset Based Financing provided that (i) the maximum aggregate amount of principal and interest accrued and payable by the Borrower under all Asset Based Financing (excluding Asset Based Financing for leases relating to the operation of gas plants) does not exceed US$200,000,000 or its equivalent outstanding at any time and (ii) the maximum aggregate amount of principal and interest accrued and payable by the Borrower under all Asset Based Financing (excluding Asset Based Financing in the form of operating leases and finance leases) does not exceed US$100,000,000 at any time;

(f)	Subordinated Debt made available by and owing to the Shareholders and/or the parties to the Shareholders’ Agreement; and

(g)
Financial Indebtedness outstanding under the Existing Credit Agreement or the Existing Security Documents, provided such Financial Indebtedness is fully repaid by the Borrower either out of its cashflow before the first Advance is made hereunder and/or with the proceeds of such first Advance.

“Plant” means each of the advanced wafer fabrication plants operated by the Borrower.

“Potential Event of Default” means any event which would become (with the passage of time, the giving of notice, the making of any determination hereunder or any combination thereof pursuant to Clause 19 (Events of Default)) an Event of Default provided that:

(a)	for the purpose of Clause 15.9 (No Defaults), Potential Event of Default shall mean the making of any Advance which would reasonably be expected to result in an Event of Default; and

(b)
for the avoidance of doubt, no projection prepared or produced by the Borrower for its internal purposes with respect to its financial condition shall, in and of itself, constitute a Potential Event of Default (it being understood that any event relating to or relied upon as a basis of, such projection may be a Potential Event of Default if it falls within the definition thereof (excluding this paragraph (b)).

“Project” means the operation and upgrading of the Plant by the Borrower.

“Proportion” means, in relation to a Bank:

(a)
whilst no Advances are outstanding, the proportion borne by its Commitment to the Total Commitments (or, if the Total Commitments are then zero, by its Commitment to the Total Commitments immediately prior to their reduction to zero); or

(b)	whilst at least one Advance is outstanding, the proportion borne by its share of the Loan to the Loan.

“Purchase Agreement” means the purchase agreement entered into between Micron and the Borrower dated 1 October 1998 (as amended from time to time).

“Quotation Date” means, in relation to any period for which an interest rate is to be determined under the Finance Documents, 11:00am (Singapore time) on the date falling two Singapore Business Days prior to the first day of that period.

“Reference Banks” means the principal Singapore offices of ABN AMRO Bank N.V., Oversea-Chinese Banking Corporation Limited, Citibank, N.A. and DBS Bank Ltd or such banks as may be selected as such by the Facility Agent after consultation with the Borrower.

“Relevant Loan Balance” means the principal amount of the Loan outstanding at the close of business on the last day of the Availability Period.

“Repayment Date” means each of the dates specified in Clause 8 (Repayment of the Facility).

“Repayment Instalment” means each of the instalments for repayment of the Loan specified in Clause 8 (Repayment of the Facility).

“Repeated Representations” means each of the representations set out in Clause 15.1  (Status) to Clause 15.9 (No Defaults).

“Secondary Silicon Purchase Agreement” means the secondary silicon purchase agreement dated 1 December 1998 entered into between, among others, Micron and the Borrower.

“Security Documents” means the Borrower Accounts Assignment, the Debenture, the Insurance Assignment, the Micron Corporate Guarantee, the Mortgage, the Security Sharing Agreement and the Trust Deed.

“Security Sharing Agreement” means a security sharing agreement, in a form agreed among the Finance Parties, the Borrower and Micron, to be duly executed by the Borrower and Micron.

“Singapore Business Days” means a day (other than Saturday or Sunday) which is not a public holiday and on which banks are open for general business in Singapore.

“Shareholders” means each (or any or all, as the context may require) of Micron, Hewlett-Packard Singapore (Private) Limited, Canon Inc and any other person who may hold shares in the Borrower from time to time.

“Shareholders Termination Event” means a Non-extension Event has occurred and is continuing on 11 April 2011.

“Shareholders' Agreement” means a shareholders' agreement dated 11 April 1991 as amended from time to time, read with the Withdrawal Agreement, pursuant to which the parties thereto agreed to establish the Borrower as a limited liability company, the purpose of such company being to construct and operate advanced wafer fabrication plants in Singapore.

“SIBOR” means, in relation to any amount to be advanced to, or owing by, the Borrower under the Finance Documents on which interest for a given period is to accrue the percentage rate per annum determined by the Facility Agent to be equal to the arithmetic mean (rounded upwards, if necessary, to the fifth decimal place) of the respective rates quoted according to Reuters Screen Page SIBOR fixing methodology (as described on the screen page currently known as SIBOT, by disregarding the highest rate and the lowest rate quoted of each of the banks whose rates appear above the average rate line) on the screen page designated for dollars (being currently “SIBO”) or the currency of any Unpaid Sum published as reported by Reuters Limited through its Reuters Monitor Service or any equivalent successor to such page (the “Reuters Screen”) as the rate at which it is offering deposits in dollars or, as the case may be, the currency of such Unpaid Sum, for a period comparable to that for which such rate is to be determined in the Singapore interbank market at or about 11.00 a.m. (Singapore time) on the Quotation Date therefor or, at the option of the Facility Agent, if there is no rate quoted for such period, such rate as is determined by the Facility Agent to be the appropriate rate by reference to the weighted mean of the rates quoted for the nearest shorter and longer periods to such period,  provided that if on any Quotation Date for any period by reference to which interest is to be calculated (a) for any such period only one or no banks have quotations of SIBOR appearing on the Reuters' Screen at the relevant time (and the Facility Agent has not determined an appropriate rate by reference to the weighted mean of the rates quoted for the nearest shorter and longer periods to such period) or (b) the rate determined as SIBOR as aforesaid is, in the opinion of the Facility Agent, manifestly incorrect, then SIBOR, in relation to any such period, shall be the arithmetic mean (rounded as aforesaid) of the respective rates quoted by the Reference Banks to the Facility Agent at its request as their offered rate to prime banks in the Singapore interbank market for deposits in dollars or, as the case may be, the currency of such Unpaid Sum, in an amount comparable to the amount of such Advance or such Unpaid Sum for a period comparable to such period at or about 11.00 a.m. (Singapore time) on the Quotation Date therefor.

“Singapore” means the Republic of Singapore and where the context permits, any agency (other than an agency having a direct or indirect shareholding in the Borrower), taxing authority or political sub-division thereof.

“Site” means the whole of Lot 3709L of Mukim 13 comprised in Certificate of Title (SUB) Volume 632 Folio 27, together with the buildings erected thereon.

“Standing Payment Instruction” means, in relation to each of the Banks, the payment instructions set out in Schedule 7 (Standing Payment Instructions) or in any relevant Transfer Certificate, as amended from time to time by original written instructions notified to the Facility Agent by letter by a duly authorised officer of the relevant Bank.

“Subordinated Debt” means any loan or advance or other indebtedness made available to the Borrower by any person or owing by the Borrower to any person which is subordinated as to payment or repayment (in all circumstances) to the rights of the Finance Parties hereunder and under the Security Documents, on terms disclosed to the Facility Agent.

“Technical Assistance Agreement” means the technical assistance agreement entered into between Micron and the Borrower dated 1 October 1998 (as amended from time to time).

“Term” has the meaning given to it in the Shareholders’ Agreement.

“Total Commitments” means, at any time, the aggregate of the Banks’ Commitments.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 2 (Form of Transfer Certificate) signed by a Bank and a Transferee under which:

(a)
such Bank seeks to procure the transfer to such Transferee of all or a part of such Bank’s rights, benefits and obligations under the Finance Documents upon and subject to the terms and conditions set out in Clause 30.3 (Assignments and Transfers by Banks); and

(b)	such Transferee undertakes to perform the obligations it will assume as a result of delivery of such certificate to the Facility Agent as contemplated in Clause 30.5 (Transfers by Banks).

“Transfer Date” means, in relation to any Transfer Certificate, the date for the making of the transfer as specified in such Transfer Certificate.

“Transferee” means a person to which a Bank seeks to transfer by novation all or part of such Bank’s rights, benefits and obligations hereunder.

“Trust Deed” means a trust deed, in a form agreed between the Security Trustee and the Borrower, pursuant to which the Security Trustee agrees to hold all of the Security Documents entered into in its favour as trustee on behalf of the beneficiaries referred to therein on the terms and conditions specified therein.

“Unpaid Sum” means the unpaid balance of any of the sums referred to in Clause 22.1 (Default Interest Periods).

“U.S. Wafer Purchase Agreement” means the U.S. wafer purchase agreement dated 1 May 2000 between, among others, Micron and the Borrower.

“U.S. Unit-To-Test Product Purchase Agreement” means the U.S. unit-to-test product purchase agreement dated 1 June 2003 between Micron and the Borrower.

“Wafer Purchase Agreement” means the wafer purchase agreement dated 24 August 1999 between, among others, Micron and the Borrower.

“Wafer Purchase Agreement for Subcontracted Processes” means the wafer purchase agreement for subcontracted processes dated 2 November 2007 between the Borrower and the Shareholders.

“Withdrawal Agreement” means the withdrawal agreement dated 1 August 2007 between, among others, EDB Investments Pte Ltd, Micron and the Borrower.

1.2	Interpretation

Any reference in this Agreement to:

an “affiliate” of a person shall be construed as a reference to any person which is a subsidiary of the first-mentioned person or a holding company of the first-mentioned person or any other subsidiary of that holding company;

the “Facility Agent”, the “Security Trustee” or any “Bank” shall be construed so as to include its and any subsequent successors and permitted transferees in accordance with their respective interests;

“continuing”, in relation to:

(a)	an Event of Default, shall be construed as a reference to an Event of Default which is continuing and has not been remedied or waived in accordance with the terms hereof;

(b)
a Potential Event of Default, shall be construed as a reference to a Potential Event of Default which is continuing and has not been remedied within the relevant grace period or waived in accordance with the terms hereof; and

(c)
a Non-extension Event, shall be construed such that where any notice is given (in accordance with Clause 26.5 of the Shareholders’ Agreement) by any party to the Shareholders’ Agreement resulting in that Non-extension Event, the Non-extension Event shall be deemed as continuing unless (i) such notice has been nullified and the Term has been extended to a date falling no earlier than 25 November 2013 or (ii) the Shareholders’ Agreement has been terminated in circumstances where Micron has acquired all the shares in the Borrower;

“the equivalent”, on any given date, in a specified currency (the “first currency”) of an amount denominated in another currency (the “other currency”) is, unless otherwise stated, a reference to the amount of the first currency which would be required to purchase the amount of the other currency at the spot rate of exchange quoted by the Facility Agent at or about 11.00 a.m. on such date for the purchase of the other currency with the first currency;

“GST” shall be construed as a reference to goods and services tax imposed in Singapore including any similar tax which may be imposed in place thereof from time to time;

a “holding company” of a company or corporation shall be construed as a reference to any company or corporation of which the first-mentioned company or corporation is a subsidiary;

“indebtedness” shall be construed so as to include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

a “law” shall be construed as any law (including common or customary law), statute, constitution, decree, judgment, treaty, regulation, directive, bye-law, order or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court;

a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that:

(a)
if any such numerically corresponding day is not a Business Day, such period shall end on the immediately succeeding Business Day to occur in that next succeeding calendar month or, if none, it shall end on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in that next succeeding calendar month, that period shall end on the last Business Day in that next succeeding calendar month; and

(c)	if an Interest Period for an Advance commences on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which it is to end,

(and references to “months” shall be construed accordingly);

a “person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

“repay” (or any derivative form thereof) shall, subject to any contrary indication, be construed to include “prepay” (or, as the case may be, the corresponding derivative form thereof);

a “subsidiary” of a company or corporation shall be construed as a reference to any company or corporation:

(a)	which is controlled, directly or indirectly, by the first-mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

(c)	which is a subsidiary of another subsidiary of the first-mentioned company or corporation and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

a “successor” shall be construed so as to include an assignee or successor in title of such party and any person who under the laws of its jurisdiction of incorporation or domicile has assumed the rights and obligations of such party under this Agreement or to which, under such laws, such rights and obligations have been transferred;

“tax” shall be construed so as to include any tax, levy, impost, duty or other charge of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same); and

the “winding-up”, “dissolution” or “administration” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors.

1.3	Currency Symbols

“US$”, “dollars” and “US dollars” denote lawful currency of the United States of America and “S$” and “Singapore dollars” denote lawful currency of Singapore.

1.4	Agreements and Statutes

Any reference in this Agreement to:

1.4.1
a “Finance Document” or any other agreement or document shall be construed as a reference to that Finance Document or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, and any extension of or any increase in any facility or the addition of any new facility under that Finance Document or, as the case may be, such other agreement or document.

1.4.2	a statute or treaty shall be construed as a reference to such statute or treaty as the same may have been, or may from time to time be, amended or, in the case of a statute, re-enacted.

1.5	Headings

Clause and Schedule headings are for ease of reference only.

1.6	Time

Any reference in this Agreement to a time of day shall, unless a contrary indication appears, be a reference to Singapore time.

1.7	Third Party Rights

1.7.1
Unless expressly provided to the contrary in this Agreement, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce or to enjoy the benefit of any term of this Agreement.

1.7.2
Notwithstanding any terms of this Agreement, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of this Agreement.

2.	The Facility

2.1	Grant of the Facility

The Banks grant to the Borrower, upon the terms and subject to the conditions hereof a term loan facility in an aggregate amount of US$600,000,000.

2.2	Purpose and Application

2.2.1
The Facility is intended to be utilised to refinance any outstanding amounts due to the Existing Lenders under the Existing Credit Agreement and/or (at any time after all outstanding amounts owing under the Existing Credit Agreement have been discharged) to finance capital expenditure and/or general working capital (including trade related purposes) and, accordingly, the Borrower shall apply all amounts raised by it hereunder in or towards satisfaction of such purposes.

2.2.2	None of the Finance Parties shall be bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

2.3	Conditions Precedent

Save as the Banks may otherwise agree, the Borrower may not deliver the first Notice of Drawdown unless the Facility Agent has received all of the documents and other evidence listed in Schedule 3 (Conditions Precedent), the requirement for which has not been waived by the Instructing Group and that each is, in form and substance, satisfactory to the Facility Agent.

2.4	Finance Parties' Obligations Several

The obligations of each Finance Party under the Finance Documents are several and the failure by a Finance Party to perform its obligations under the Finance Documents shall not affect the obligations of the Borrower or the other Banks towards any other party under the Finance Documents nor shall any Finance Party be liable for the failure by any other Finance Party to perform its obligations under the Finance Documents.

2.5	Finance Parties’ Rights Several

The rights of each Finance Party under or in connection with the Finance Documents are several and any debt arising under the Finance Documents at any time from an Obligor to a Finance Party shall be a separate and independent debt.  Each such party shall be entitled to protect and enforce its individual rights arising out of this Agreement independently of any other party (so that it shall not be necessary for any party hereto to be joined as an additional party in any proceedings for this purpose).

3.	Utilisation of the Facility

3.1	Drawdown Conditions for Advances

An Advance will be made by the Banks to the Borrower if:

3.1.1
not more than 10 Business Days nor later than 3:00 p.m. four Business Days (including the day on which the completed Notice of Drawdown is delivered to the Facility Agent) before the proposed date for the making of such Advance, the Facility Agent has received a completed Notice of Drawdown signed by an authorised signatory of the Borrower;

3.1.2
the proposed date for the making of such Advance is a Business Day within the Availability Period and (in the case of the first Advance) fall on or before the date falling 60 days after the date of this Agreement;

3.1.3	the proposed date for the making of such Advance is not less than four Business Days after the date upon which the previous Advance (if any) was made;

3.1.4
the proposed amount of such Advance is (a) (if less than the Available Facility) an amount not less than US$10,000,000 and an integral multiple of US$5,000,000 or (b) equal to the amount of the Available Facility;

3.1.5
the interest rate applicable to such Advance during its first Interest Period would not fall to be determined pursuant to Clause 6.1 (Market Disruption) unless an alternative rate has been agreed upon in accordance with the provisions of Clause 6.3 (Alternative Rate);

3.1.6
on and as of the proposed date for the making of such Advance (a) no Event of Default or Potential Event of Default has occurred and is continuing and (b) the Repeated Representations and, if such Advance is the first Advance made under the Facility, the Non-Repeated Representations are true in all material respects; and

3.1.7	no more than 15 Advances would be outstanding as a result of that Advance.

3.2	Each Bank’s Participation in Advances

Each Bank will participate through its Facility Office in each Advance made pursuant to Clause 3.1 (Drawdown Conditions for Advances) in the proportion borne by its Available Commitment to the Available Facility immediately prior to the making of that Advance.

3.3	Reduction of Available Commitment

If a Bank’s Available Commitment is reduced in accordance with the terms hereof after the Facility Agent has received the Notice of Drawdown for an Advance and such reduction was not taken into account in the Available Facility, then the amount of that Advance shall be reduced accordingly.

4.	Interest Periods

4.1	Interest Periods

The period for which an Advance is outstanding shall be divided into successive periods each of which (other than the first, which shall begin on the day such Advance is made) shall start on the last day of the preceding period.

4.2	Duration

The duration of each Interest Period shall, save as otherwise provided herein, be one, two, three or six months (or any other period less than six months and ending on a Repayment Date), in each case as the Borrower may by not less than four Business Days’ prior notice to the Facility Agent select, provided that:

4.2.1	if the Borrower fails to give such notice of its selection in relation to an Interest Period, the duration of that Interest Period shall, subject to sub-clause 4.2.2, be one month; and

4.2.2
the Borrower shall select Interest Periods so as to ensure that each Repayment Date coincides with the last day of the Interest Period(s) of an Advance or Advances in an aggregate principal amount not less than the Repayment Instalment due on that Repayment Date.

4.3	Consolidation and division of Advances

4.3.1	If two or more Interest Periods relating to Advances end on the same date those Advances will be consolidated into, and treated as, a single Advance on the last day of the Interest Period.

4.3.2
The Borrower may, by not less than four Business Days' notice to the Facility Agent, direct that any Advance shall, at the beginning of any Interest Period relating thereto, be divided into (and thereafter, save as otherwise provided herein, treated in all respects as) two or more Advances in such amounts (in aggregate, equalling the amount of the Advance being so divided) as shall be specified by the Borrower in such notice, provided that the Borrower shall not be entitled to make such a direction if:

(a)	as a result of so doing, there would be more than 15 outstanding Advances; or

(b)	any Advance thereby coming into existence would be of an amount less than US$10,000,000.

5.	Payment and Calculation of Interest

5.1	Payment of Interest

On the last day of each Interest Period the Borrower shall pay accrued interest on the Advance to which such Interest Period relates.

5.2	Calculation of Interest

The rate of interest applicable to an Advance from time to time during an Interest Period relating thereto shall be the rate per annum which is the sum of the Margin and SIBOR on the Quotation Date therefor.

6.	Market Disruption and Alternative Interest Rates

6.1	Market Disruption

If, in relation to any Advance:

6.1.1
SIBOR is to be determined by reference to Reference Banks and at or about 11.00 a.m. on the Quotation Date for the relevant Interest Period none or only one of the Reference Banks supplies a rate for the purpose of determining SIBOR for the relevant Interest Period; or

6.1.2
before the close of business in Singapore on the Quotation Date for such Advance the Facility Agent has been notified by a Bank or each of a group of Banks to whom in aggregate fifty per cent. or more of such Advance is owed (or, in the case of a proposed Advance, if made, would be owed) that the SIBOR rate does not accurately reflect the cost of funding its participation in such Advance, then, the Facility Agent shall notify the other parties hereto of such event and (notwithstanding anything to the contrary in this Agreement) Clause 6.2 (Substitute Interest Period and Interest Rate) shall apply to such Advance if it is already outstanding.  If sub-clause 6.1.1 or 6.1.2 applies to a proposed Advance, such Advance shall not be made unless an alternative rate has been agreed under Clause 6.3 (Alternative Rate).

6.2	Substitute Interest Period and Interest Rate

If sub-clause 6.1.1 of Clause 6.1 (Market Disruption) applies to an Advance which is already outstanding the duration of the relevant Interest Period shall be one month or such that it shall end on the next succeeding Repayment Date, whichever period is shorter.  If either sub-clause 6.1.1 or 6.1.2 of Clause 6.1 (Market Disruption) applies to an Advance which is already outstanding, the rate of interest applicable to such Advance during the relevant Interest Period shall (subject to any agreement reached pursuant to Clause 6.3 (Alternative Rate)) be the rate per annum which is the sum of:

6.2.1	the Margin;

6.2.2
the rate per annum determined by the Facility Agent to be the weighted average (rounded upwards to five decimal places) of the rates notified by each Bank to the Facility Agent before the last day of such Interest Period to be those which express as a percentage rate per annum the cost to each Bank of funding from whatever sources it may reasonably select its portion of such Advance during such Interest Period.

The Facility Agent shall from time to time, upon the request of the Borrower, provide the Borrower with the rates of interest of each Bank, determined in accordance with this Clause 6.2.

6.3	Alternative Rate

If (a) either of those events mentioned in sub-clauses 6.1.1 and 6.1.2 of Clause 6.1 (Market Disruption) occurs in relation to an Advance or (b) by reason of circumstances affecting the Singapore interbank market during any period of three consecutive Business Days SIBOR is not available for dollars to prime banks in the Singapore interbank market, then if the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations with a view to agreeing to a substitute basis (i) for determining the rates of interest from time to time applicable to the Advances and/or (ii) upon which the Advances may be maintained (whether in dollars or some other currency) thereafter and any such substitute basis that is agreed shall take effect in accordance with its terms and be binding on each party hereto, provided that the Facility Agent may not agree to any such substitute basis without the prior consent of each Bank.

7.	Notification

7.1	Advances

Not less than three Business Days before the proposed date for the making of an Advance, the Facility Agent shall notify each Bank of the proposed amount of the relevant Advance, the proposed length of the relevant Interest Period and the aggregate principal amount of the relevant Advance allocated to such Bank pursuant to Clause 3.2 (Each Bank’s Participation in Advances) and not less than three Business Days before the first day of an Interest Period, the Facility Agent shall notify each Bank of the proposed length of that Interest Period.

7.2	Interest Rate Determination

The Facility Agent shall promptly notify the Borrower and the Banks of each determination of SIBOR or substitute or alternative rate of interest determined pursuant to Clause 6 (Market Disruption and Alternative Interest Rates), if applicable.

7.3	Changes to Advances or Interest Rates

The Facility Agent shall promptly notify the Borrower and the Banks of any change to (a) the proposed length of an Interest Period or (b) any interest rate occasioned by the operation of Clause 6 (Market Disruption and Alternative Interest Rates).

8.	Repayment of the Facility

On each Repayment Date set out below, the Borrower shall repay the Loan in instalments in the amounts set out below:

Repayment Date	Repayment Instalment
27 May 2009	1/24 of Relevant Loan Balance
27 August 2009	1/24 of Relevant Loan Balance
27 November 2009	1/12 of Relevant Loan Balance
27 February 2010	1/12 of Relevant Loan Balance
27 May 2010	1/12 of Relevant Loan Balance
27 August 2010	1/12 of Relevant Loan Balance
27 November 2010	1/12 of Relevant Loan Balance
27 February 2011	1/12 of Relevant Loan Balance
27 May 2011	1/12 of Relevant Loan Balance
27 August 2011	1/12 of Relevant Loan Balance
27 November 2011	1/12 of Relevant Loan Balance
27 February 2012	1/12 of Relevant Loan Balance
25 May 2012	1/12 of Relevant Loan Balance

9.	Prepayment and Cancellation

9.1	Voluntary Prepayment and Cancellation

9.1.1
The Borrower may, if it has given to the Facility Agent not less than five Business Days’ prior notice to that effect (and such notice to be given at or before 10.00 a.m. (Singapore time) on the day of such notice), prepay the whole of any Advance or any part of any Advance (being a minimum amount of US$10,000,000 and an integral multiple of US$5,000,000) on the last day of any Interest Period

(including during the Availability Period) relating to that Advance or, subject to Clause 22.4 (Break Costs), on any other date (in each case) without prepayment fee or premium.  Any prepayment so made during the Availability Period shall be applied towards satisfying the Borrower's obligations under Clause 8 (Repayment of the Facility) rateably.  Any prepayment so made after the Availability Period shall be applied towards satisfying the Borrower's repayment obligations under Clause 8 (Repayment of the Facility) in inverse chronological order.  Amounts of any Advance prepaid may not be redrawn.

9.1.2
The Borrower may, if it has given to the Facility Agent not less than five Business Days’ prior notice to that effect (and such notice to be given at or before 10.00 a.m. (Singapore time) on the day of such notice), cancel the whole or any part of the Available Facility (being a minimum amount of US$10,000,000 and an integral multiple of US$5,000,000). Any cancellation under this Clause 9.1.2 shall reduce the Commitments of the Banks rateably.

9.2	Mandatory Prepayment of the Loan

Without prejudice to the terms of subordination of Subordinated Debt, if any Subordinated Debt falls due to be redeemed, discharged, repaid or prepaid (as a result of acceleration, mandatory prepayment or otherwise) on or prior to the Final Maturity Date or if earlier, the date on which all amounts due under this Agreement fall due to be repaid or prepaid, the Borrower shall immediately notify the Facility Agent and, if the Facility Agent so requires, shall on such date as the Facility Agent may specify, and prior to redeeming, discharging, repaying or prepaying such Subordinated Debt, prepay the Advances in full together with accrued interest thereon and all other amounts owing to the Finance Parties hereunder without prepayment fee or premium. Amounts of the Advances prepaid may not be redrawn.

9.3	Notice of Prepayment

Any notice of prepayment given by the Borrower pursuant to Clause 9.1 (Voluntary Prepayment of the Loan) shall be irrevocable, shall specify the date upon which such prepayment is to be made and the amount of such prepayment and shall oblige the Borrower to make such prepayment on such date together with accrued interest.

9.4	Repayment of a Bank’s Share of the Loan

If:

9.4.1	any sum payable to any Bank by the Borrower is required to be increased pursuant to Clause 10.1 (Tax Gross-up);

9.4.2	any Bank claims indemnification from the Borrower under Clause 10.2 (Tax Indemnity) or Clause 12.1 (Increased Costs); or

9.4.3
the rate notified by a Bank in relation to a particular Interest Period under Clause 6.2 (Substitute Interest Period and Interest Rate) is higher than the rate per annum determined by the Facility Agent to be the weighted average (rounded upwards to five decimal places) of the rates notified by each Bank to the Facility Agent (but disregarding the highest and the lowest rates so notified where there are more than three such rates) before the last day of such Interest Period to be those which express as a percentage rate per annum the cost to each Bank of funding from whatever sources it may select its portion of the relevant Advance during such Interest Period,

the Borrower may, whilst such circumstance continues, give the Facility Agent at least five Business Days notice (which notice shall be irrevocable) of cancellation of the Commitment of that Bank and/or of its intention to repay such Bank’s share of the Loan without any prepayment fee or premium.  On receipt of a notice referred to in this Clause, the Commitment of that Bank shall immediately be reduced to zero. On the last day of each current Interest Period the Borrower shall repay such Bank’s portion of the Advance to which such Interest Period relates. Any repayment of an Advance so made after the last day of the Availability Period shall reduce rateably the remaining obligations of the Borrower under Clause 8 (Repayment of the Facility).

9.5	No Further Advances

A Bank for whose account a repayment is to be made under Clause 9.4 (Repayment of a Bank’s Share of the Loan) shall not be obliged to participate in the making of Advances on or after the date upon which the Facility Agent receives the Borrower’s notice of its intention to repay such Bank’s share of the Loan, and such Bank’s Available Commitment on such date shall be reduced to zero.

9.6	No Other Repayments

The Borrower shall not repay all or any part of the Loan except at the times and in the manner expressly provided for in this Agreement.

9.7	Reborrowing of the Facility

The Borrower shall not be entitled to reborrow any amount of the Facility which is repaid.

10.	Taxes

10.1	Tax Gross-up

All payments to be made by the Borrower to any Finance Party under the Finance Documents shall be made free and clear of and without deduction for or on account of tax imposed in or required by Singapore unless the Borrower is required to make such a payment subject to the deduction or withholding of such tax, in which case the sum payable by the Borrower (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such deduction or withholding been made or required to be made.

10.2	Tax Indemnity

Without prejudice to Clause 10.1 (Tax Gross-up), if any Finance Party is required to make any payment of or on account of tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower shall, within five Business Days of demand of the Facility Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, costs and expenses payable or incurred in connection therewith, provided that this Clause 10.2 shall not apply to:

10.2.1
any tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Finance Party is incorporated; or

10.2.2
any tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which its Facility Office is located.

10.3	Claims by Banks

A Bank intending to make a claim pursuant to Clause 10.2 (Tax Indemnity) shall notify the Facility Agent of the event giving rise to the claim, whereupon the Facility Agent shall notify the Borrower thereof and if the Facility Agent and/or the Borrower, within five Business Days of their receipt of such notification, notify such Bank requiring it to do so, such Bank shall provide a certificate of a responsible officer to such effect together with either (a) a legal opinion (which may be provided by its internal counsel) or (b) an opinion of external auditors, supporting such claim (and the reasonable costs of obtaining an opinion from any external counsel or auditors shall be paid by the Borrower on demand), whereupon the Facility Agent shall promptly provide the Borrower with a copy of such certificate and opinion, if required, provided that nothing herein shall require such Bank to disclose any confidential information relating to the organisation of its affairs.

10.4	GST

The Borrower shall also pay to each relevant Finance Party, within five Business Days of demand, in addition to any amount payable by the Borrower to that relevant Finance Party under a Finance Document, any GST payable in respect of that amount (and references in that Finance Document to that amount shall be deemed to include any such GST payable in addition to it).

11.	Tax Receipts

11.1	Notification of Requirement to Deduct Tax

If, at any time, the Borrower is required by law to make any deduction or withholding from any sum payable by it under the Finance Documents (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), the Borrower shall promptly notify the Facility Agent. Similarly, a Bank shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Bank. If the Facility Agent receives such notification from a Bank, it shall notify the Borrower.

11.2	Evidence of Payment of Tax

If the Borrower makes any payment under the Finance Documents in respect of which it is required to make any deduction or withholding, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Facility Agent for each Bank, within 30 days after it has made such payment to the applicable authority, an original receipt (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of that Bank’s share of such payment.

11.3	Tax Credit Payment

If the Borrower makes a payment under Clause 10 (Taxes) for the account of any person and such person determines in its reasonable business judgement that it has received or been granted a credit against or relief or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to such payment or the deduction or withholding giving rise thereto, such person shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, within 10 Business Days of such determination, pay to the Borrower such amount as such person shall, in its reasonable business judgement, have determined to be attributable to such payment, deduction or withholding.  Any payment made by a person under this Clause 11.3 shall be prima facie evidence of the amount due to the Borrower under this Clause 11.3 and, absent manifest error, shall be accepted by the Borrower in full and final settlement of its rights of reimbursement under this Clause 11.3.  Nothing herein contained shall interfere with the rights of a person to arrange its tax affairs in whatever manner it thinks fit and, in particular, no person shall be under any obligation to claim credit, relief, remission or repayment from or against its corporate profits or similar tax liability in respect of the amount of such payment, deduction or withholding in priority to any other claims, reliefs, remissions, credit or deductions available to it, nor oblige any person to disclose any information relating to its tax affairs or any computation in respect thereof.

11.4	Certification

Notwithstanding anything to the contrary, the Borrower shall not be required under Clause 10.1 (Tax Gross-up) to increase any sum payable by the Borrower to any Finance Party hereunder, or under Clause 10.2 (Tax Indemnity) to indemnify any Finance Party against such payments and liabilities as are referred to therein, to the extent such person, any other person on such person's behalf or the Facility Agent has failed to comply with any certification, identification or other similar requirement under applicable law or regulation necessary to establish entitlement to exemption from or reduction of any relevant deduction, withholding, payment or liability.

12.	Increased Costs

12.1	Increased Costs

If at any time after the date hereof, by reason of (a) any change in law or in its interpretation or administration by any body charged with the interpretation or administration thereof or by any court and/or (b) compliance with any new or revised request from or any new or revised requirement of any central bank or other fiscal, monetary or other authority whether or not having the force of law but, if not having the force of law, only if compliance with such request or requirement is in accordance with the general practice of persons to whom such request or requirement is intended to apply (including, without limitation, a request or requirement which affects the manner in which a Bank or any holding company of such Bank is required to or does maintain capital resources having regard to such Bank's obligations under this Agreement and to amounts owing to it thereunder):

12.1.1
a Bank or any holding company of such Bank incurs a cost as a result of such Bank having entered into and/or performing its obligations under this Agreement and/or assuming or maintaining a commitment under this Agreement and/or making one or more Advances thereunder;

12.1.2
a Bank or any holding company of such Bank is unable to obtain the rate of return on its overall capital which it would have been able to obtain but for such Bank having entered into and/or performing its obligations and/or assuming or maintaining a commitment under this Agreement and/or making one or more Advances thereunder under such circumstances;

12.1.3
there is any increase in the cost to a Bank or any holding company of such Bank of funding or maintaining all or any of the advances comprised in a class of advances formed by or including the Advances made or to be made by such Bank under this Agreement; or

12.1.4
subject to Clause 12.3 (Exclusions), a Bank or any holding company of such Bank becomes liable to make any payment on account of tax or otherwise (not being a tax imposed on the net income of such Bank's Facility Office by the jurisdiction in which it is incorporated or in which its Facility Office is located) or becomes liable and subject to an assertion, imposition, levy or assessment on account of tax or otherwise (not being such a tax as aforesaid) on or calculated by reference to the amount of the advances made or to be made by such Bank hereunder and/or to any sum received or receivable by it hereunder, then the Borrower shall, from time to time on demand of the Facility Agent, promptly pay to the Facility Agent for the account of that Bank amounts sufficient to indemnify that Bank or any such holding company against, as the case may be, (1) such cost, (2) such reduction in such rate of return (or such proportion of such reduction as is, in the reasonable opinion of that Bank, attributable to its obligations hereunder), (3) such increased cost (or such proportion of such increased cost as is, in the opinion of that Bank, attributable to its funding or maintaining Advances) or (4) such liability.

12.2	Increased Costs Claims

A Bank intending to make a claim pursuant to Clause 12.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to such claim, whereupon the Facility Agent shall notify the Borrower thereof and if the Facility Agent and/or the Borrower, within five Business Days of their receipt of such notification, notify such Bank requiring it to do so, such Bank shall provide a certificate of a responsible officer to such effect together with either (a) a legal opinion (which may be provided by its internal counsel) or (b) an opinion from external auditors supporting such claim (and the reasonable costs of obtaining an opinion from an external counsel or auditors shall be paid by the Borrower on demand), whereupon the Facility Agent shall promptly provide the Borrower with a copy of such certification and opinion, if required, provided that nothing herein shall require such Bank to disclose any confidential information relating to the organisation of its affairs.

12.3	Exclusions

Notwithstanding the foregoing provisions of this Clause 12, no Bank shall be entitled to make any claim under this Clause 12 in respect of any cost, increased cost or liability compensated by Clause 10 (Taxes).

13.	Illegality

If, at any time, it is or will become unlawful for a Bank to make, fund or allow to remain outstanding all or part of its share of the Advances, then that Bank shall, promptly after becoming aware of the same, deliver to the Borrower through the Facility Agent a notice to that effect and:

13.1.1	such Bank shall not thereafter be obliged to participate in the making of any Advances and the amount of its Available Commitment shall be immediately reduced to zero; and

13.1.2
if the Facility Agent on behalf of such Bank so requires, the Borrower shall on such date as the Facility Agent shall have specified repay (without prepayment fee or penalty) such Bank’s share of any outstanding Advances as shall be necessary to comply with, or as required by, the relevant law, regulation or directive, together with accrued interest thereon and all other amounts owing to such Bank under the Finance Documents in respect of the amount repaid and any repayment of Advances so made shall reduce rateably the remaining obligations of the Borrower under Clause 8 (Repayment of the Facility).

14.	Mitigation

If, in respect of any Bank, circumstances arise which would or would upon the giving of notice result in:

14.1.1	an increase in any sum payable to it or for its account pursuant to Clause 10.1 (Tax Gross-up);

14.1.2	a claim for indemnification pursuant to Clause 10.2 (Tax Indemnity) or Clause 12.1 (Increased Costs); or

14.1.3	the reduction of its Available Commitment to zero or any repayment to be made by the Borrower pursuant to Clause 13 (Illegality),

then, without in any way limiting, reducing or otherwise qualifying the rights of such Bank or the obligations of the Borrower under any of the Clauses referred to above, such Bank shall promptly upon becoming aware of such circumstances notify the Facility Agent and the Facility Agent shall promptly notify the Borrower thereof and such Bank shall, in consultation with the Facility Agent and the Borrower, for a period of 30 days, take such reasonable steps as may be reasonably open to it to mitigate the effects of such circumstances (including the transfer of its rights and obligations hereunder to another

Facility Office or another financial institution), provided that such Bank shall be under no obligation to take any such action if to do so would or might in its opinion result in such Bank incurring any material cost, expenses or liability or have an adverse effect upon its business, operations or financial condition or would otherwise be prejudicial to it.

15.	Representations

The Borrower makes the representations and warranties set out in this Clause 15 on the date hereof and on the date the first Advance is made hereunder and acknowledges that the Finance Parties have entered into this Agreement in reliance on those representations and warranties.  The Repeated Representations (being each of the representations set out in Clause 15.1 (Status) to Clause 15.9 (No Defaults)) shall be deemed to be repeated by the Borrower by reference to the facts and circumstances then existing on the date on which each Advance is made or is to be made.

15.1	Status

It is a corporation duly incorporated under the laws of Singapore.

15.2	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents and the transactions contemplated by those Finance Documents.

15.3	Binding Obligations

Subject to the qualifications set out in the legal opinion of the Singapore counsel to the Finance Parties to be provided pursuant to Clause 2.3 (Conditions Precedent), the obligations expressed to be assumed by it in the Finance Documents to which it is party are legal and valid obligations binding on it and enforceable against it.

15.4	Execution of this Agreement

Its execution of the Finance Documents to which it is party and its exercise of its rights and performance of its obligations under the Finance Documents to which it is party do not:

15.4.1
conflict with any material agreement, mortgage, bond or other instrument or treaty to which it is a party or which is binding upon it or any of its assets to an extent or in a manner which could reasonably be expected to have a Material Adverse Effect;

15.4.2	conflict with its Memorandum and Articles of Association; or

15.4.3	conflict with any applicable law, regulation or official or judicial order which is binding upon it, save for conflicts which would not have a Material Adverse Effect.

15.5	No Material Proceedings

No action or administrative proceeding of or before any court or agency which would reasonably be expected to have a Material Adverse Effect has been started or to the best of its knowledge threatened, save as disclosed to the Facility Agent.

15.6	Encumbrances

Save for Permitted Encumbrances, no Encumbrance exists over all or any of the present or future revenues or assets of the Borrower.

15.7	Consents

All governmental licences and consents currently required to enable it to carry on its business remain in full force and effect except if failure to obtain or maintain the same would not reasonably be expected to have a Material Adverse Effect.

15.8	No Infringement

To the best of its knowledge and belief, the Borrower's operations as provided for in the Core Commercial Agreements do not infringe any third party intellectual property rights except in such a manner as would not reasonably be expected to have a Material Adverse Effect.

15.9	No Defaults

No Event of Default or Potential Event of Default has occurred and is continuing.

15.10	No Winding-up

It has not taken any corporate action nor (to the best of its knowledge and belief) have any other steps been taken or legal proceedings been started or threatened against it for its winding-up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, judicial manager, conservator, custodian, trustee or similar officer of it or of any or all of its assets or revenues and no creditors' process described in Clause 19.9 (Execution or Distress), has been taken or, to the knowledge of the Borrower, threatened in relation to the Borrower, and none of the circumstances described in Clause 19.7 (Insolvency and Rescheduling) applies to the Borrower.

15.11	No Material Defaults

It is not in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which would reasonably be expected to have a Material Adverse Effect.

15.12	Original Financial Statements

The Original Financial Statements:

15.12.1	were prepared in accordance with accounting principles generally accepted in Singapore and consistently applied; and

15.12.2	save as disclosed therein and in conjunction with the notes thereto, give a true and fair view of the financial condition and operations of the Borrower during the relevant financial year.

15.13	No Material Adverse Change

Save as previously disclosed to the Facility Agent and the Banks prior to the date hereof, since 30 August 2007 (being the date the most recent audited financial statements were stated to be prepared), there has been no material adverse change in the business or financial condition of the Borrower.

15.14	Information Memorandum

To the best of the Borrower's knowledge and belief (a) the factual information regarding the Borrower contained in the Information Memorandum and in the appendices referred to therein and in all explanations in writing supplied subsequently (but prior to the date hereof) by the Borrower to the Facility Agent, the Original Mandated Lead Arrangers and the Banks in connection with such information were, in each case, as at the relevant date(s) on which they were made true and accurate in all material aspects, (b) none of the other factual information regarding the Borrower in the Information Memorandum is incorrect or misleading in any material aspect, (c) the estimates, projections, summaries and assumptions supplied by the Borrower in the Information Memorandum were made in good faith based upon the knowledge of the Borrower and the circumstances existing at the date of the Information Memorandum and (d) there are no material facts or circumstances or changes thereto regarding the Borrower that have not been disclosed to the Facility Agent, the Original Mandated Lead Arrangers and the Banks and which would, if disclosed, reasonably be expected to adversely affect the decision of a person considering whether or not to provide finance to the Borrower at the date hereof, provided that estimates, summaries, projections and assumptions shall not be considered to constitute factual information for the purposes of this Clause 15.14.

15.15	Validity and Admissibility in Evidence

Subject to Clause 15.17 (Filing and Stamp Taxes) and to the qualifications set out in the legal opinion of Singapore counsel to the Finance Parties to be provided pursuant to Clause 2.3 (Conditions Precedent), all acts, conditions and things required to be done, fulfilled and performed by any person (other than the Finance Parties) in order (a) to enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Finance Documents to which it is a party, (b) to ensure that the obligations expressed to be assumed by it in the Finance Documents to which it is a party are legal, valid, binding and enforceable and (c) to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation have been done, fulfilled and performed.

15.16	Claims at least Pari Passu

Under the laws of Singapore in force at the date hereof, the claims of the Finance Parties against it under the Finance Documents will rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save for:

15.16.1	indebtedness arising out of the normal course of trading which is subject to rights of set-off which arise in each case by operation of law; and

15.16.2	indebtedness preferred solely by laws of general application; and

15.16.3	indebtedness arising pursuant to the Existing Credit Agreement or the Existing Security Documents,

and, subject as aforesaid and to the security interests created by the Existing Security Documents, the security interests created by the Security Documents constitute first ranking security interests over the assets which are expressed to be subject of the security thereunder.

15.17	Filing and Stamp Taxes

Under the laws of Singapore in force at the date hereof, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents save that this Agreement and each of the Security Documents may be subject to payment of stamp duty of up to S$500 to be effected (where applicable, within the period prescribed by statute) and where any Security Document creates a charge to which Section 131 of the Companies Act, Chapter 50 of Singapore applies, a statement containing particulars of charge shall be lodged with the Accounting and Corporate Regulatory Authority in Singapore for registration against the Borrower within 30 days after the creation of the security thereunder.

15.18	Environmental Compliance

The Borrower has duly performed and observed in all material respects all Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by the Borrower or on which the Borrower has conducted any activity where failure to do so would reasonably be expected to have a Material Adverse Effect.

15.19	Environmental Claims

No Environmental Claim (other than those of a frivolous or vexatious nature) has been commenced or (to the best of the Borrower’s knowledge and belief) is threatened against the Borrower where such claim would be reasonably likely, if determined against the Borrower, to have a Material Adverse Effect.

15.20	No Immunity

In any proceedings taken in its jurisdiction of incorporation in relation to any of the Finance Documents to which it is party, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

15.21	Private and Commercial Acts

Its execution of each of the Finance Documents to which it is party constitutes, and its exercise of its rights and performance of its obligations thereunder will constitute, private and commercial acts done and performed for private and commercial purposes.

15.22	Ownership of the Borrower

Micron directly or indirectly owns not less than 51 per cent. of the issued share capital of the Borrower.

15.23	No Subsidiaries

The Borrower does not have any subsidiaries other than those contemplated under Clause 18.20 (Mergers and Subsidiaries) and which have been advised to the Facility Agent prior to the date hereof.

15.24	Payments of Taxes

All tax returns and reports of the Borrower required to be filed by it have been duly filed and all taxes, assessments, fees, central provident fund contributions and other governmental charges upon it and its properties, assets and income which are shown on such returns as due and payable have been paid when due and payable (all grace periods as permitted by the relevant authorities having been taken into account) except where non-filing or non-payment could not reasonably be expected to have a Material Adverse Effect or is due to a bona fide dispute which is contested in good faith and in respect of which appropriate reserves have been made.

16.	Financial Information and other information

16.1	Annual Statements

The Borrower shall as soon as the same become available, but in any event within 150 days after the end of each of its financial years, deliver to the Facility Agent in sufficient copies for the Banks its audited financial statements for such financial year prepared in US dollars (or another currency if so required as a result of changes in accounting standards applicable to the Borrower, provided that the Facility Agent is given sufficient information as may reasonably be required by it to make an accurate comparison between the financial information indicated by those audited financial statements and those prepared in US dollars), audited by PricewaterhouseCoopers or such other auditors reasonably acceptable to the Facility Agent.

16.2	Quarterly Statements

The Borrower shall as soon as the same become available but in any event within 30 days after the end of each quarter of each of its financial years deliver to the Facility Agent in sufficient copies for the Banks unaudited financial statements prepared in US dollars for such period.

16.3	Requirements as to Financial Statements

The Borrower shall ensure that each set of financial statements delivered by it pursuant to this Clause 16 is:

16.3.1
prepared on the same basis as was used in the preparation of the Original Financial Statements and in accordance with accounting principles generally accepted in Singapore and consistently applied; and

16.3.2
accompanied by a statement signed by any director of the Borrower or the President or Vice President, Finance of the Borrower as giving a true and fair view of its financial condition as at the end of the period to which those financial statements relate and of the results of its operations during such period.

16.4	Compliance Certificates

The Borrower shall ensure that each set of financial statements delivered by it pursuant to Clause 16.2 (Quarterly Statements) is accompanied by a Compliance Certificate of the President or Vice President, Finance, company secretary or other duly authorised officer of the Borrower confirming whether or not the financial condition covenants set out in Clause 17.1 (Financial Condition) have been met and the aggregate amount of capital expenditure incurred by the Borrower in the immediately preceding financial quarter of the Borrower's financial year, each as evidenced by the quarterly financial statements referred to in Clause 16.2 (Quarterly Statements), together with the aggregate amount of capital expenditure projected to be incurred by the Borrower and the projected cash flow of the Borrower and the financial projection of the Borrower in each case in the then current and immediately following financial quarter of the Borrower's financial year.

16.5	Non-extension Event

The Borrower shall notify the Facility Agent of the occurrence of a Non-extension Event no later than five Business Days of its receipt of any written notice given to it in relation to a Non-extension Event.

16.6	Other Information

The Borrower shall from time to time on the request of the Facility Agent furnish the Facility Agent with such information about the business and financial condition of the Borrower and/or the Project as the Facility Agent may reasonably require.

17.	Financial Condition

17.1	Financial Condition

The Borrower shall ensure that its financial condition shall be such that:

17.1.1
the ratio of its Net Debt to Equity, measured at the end of each quarter of its financial years and as evidenced by its then unaudited quarterly financial statements prepared in US dollars for that quarter, is (a) for each quarter ending on or before 3 September 2009, no more than 0.8:1 and (b) for each quarter ending on or after 4 September 2009, no more than 0.5:1; and

17.1.2
its Liquidity Ratio, measured at the end of each quarter of its financial years and as evidenced by its then unaudited quarterly financial statements prepared in US dollars for that quarter, is at least 1.2:1; and

17.1.3
its DSCR, measured at the end of each quarter of its financial years and as evidenced by financial projections (prepared by the Borrower and delivered to the Facility Agent pursuant to Clause 16.4 (Compliance Certificates)), is at least 1.1:1.

17.2	Financial Definitions

In Clause 17.1 (Financial Condition) the following terms have the following meanings.

17.2.1
“Equity”, measured at the end of each quarter of its financial years and as evidenced by its quarterly financial statement for that quarter referred to in sub-clause 17.1.1 of Clause 17.1 (Financial Condition), means the amount of paid up share capital, retained earnings and capital reserves as shown in such financial statement together with the principal amount of any Subordinated Debt made available by the Shareholders and/or the parties to the Shareholders’ Agreement then outstanding;

17.2.2
“Net Debt” means Total Debt less the cash balances (including bank and time deposits) (the “Cash Balances”) of the Borrower, including those deposited in the Debt Service Deposit Accounts, but excluding a minimum retained working capital amount of US$20,000,000;

17.2.3
“Total Debt”, measured at the end of each quarter of its financial years and as evidenced by its quarterly financial statement for that quarter referred to in sub-clause 17.1.1 of Clause 17.1 (Financial Condition), means the aggregate amount of Indebtedness For Borrowed Money which bears interest or payments in the nature of interest or on which interest or payments in the nature of interest is chargeable, then outstanding (both principal and accrued interest) including indebtedness under all Asset Based Financing but excluding that arising under operating leases, guarantees or contingent liabilities of the Borrower;

17.2.4
“Liquidity Ratio” measured at the end of each quarter of its financial years and as evidenced by its quarterly financial statement for that quarter referred to in sub-clause 17.1.2 of Clause 17.1 (Financial Condition), means the ratio of:

(a)
the sum of (i) opening Cash Balances of the Borrower on the date two quarters prior to the date of that quarterly financial statement, (ii) net amounts disbursed to the Borrower under the Facility (being amounts disbursed less amounts repaid other than scheduled repayments) during such preceding two quarters, (iii) Equity injected during such preceding two quarters (including Subordinated Debt made available by the Shareholders and/or the parties to the Shareholders’ Agreement and outstanding during such preceding two quarters but for the avoidance of doubt, excluding capitalised retained earnings) and (iv) net profit before depreciation and amortisation, interest expenses (including under Asset Based Financing (other than operating leases)) (“Interest Expense”), fees, corporate tax and gains or losses on disposal of fixed assets for such preceding two quarters as adjusted by:

(1)	subtracting increases and adding decreases in working capital (including short term and long term payables under any Asset Based Financing (other than in respect of operating leases));

(2)	subtracting capital expenditure (excluding sale and lease back transactions) incurred during such preceding two quarters; and

(3)	adding proceeds from the disposal of fixed assets for such preceding two quarters (other than proceeds from sale and lease back transactions under finance leases); to

(b)
the aggregate amount of scheduled repayments of principal under the Facility during such preceding two quarters and Interest Expense and payments in the nature of interest on all Indebtedness For Borrowed

Money of the Borrower (including indebtedness under all Asset Based Financing but excluding under operating leases) and fees paid or due under this Agreement during such preceding two quarters; and

17.2.5
“DSCR” measured at the end of each quarter of its financial years and as evidenced by its two quarterly financial projections for that quarter delivered pursuant to Clause 16.4 (Compliance Certificates), means the ratio of:

(a)
the sum of (i) opening Cash Balances of the Borrower at the start of the immediately succeeding two quarters, (ii) net amounts disbursed to the Borrower under the Facility (being amounts disbursed less amounts repaid other than scheduled repayments) during such succeeding two quarters, (iii) Equity injected during such succeeding two quarters (including Subordinated Debt made available by the Shareholders and/or the parties to the Shareholders’ Agreement and outstanding during such succeeding two quarters but for the avoidance of doubt, excluding capitalised retained earnings) and (iv) net profit before depreciation and amortisation, Interest Expense, fees and corporate tax for such succeeding two quarters as adjusted by:

(1)	subtracting increases and adding decreases in working capital (including short term and long term payables under Asset Based Financing (other than in respect of operating leases));

(2)	subtracting capital expenditure (excluding sale and lease back transactions) incurred during such succeeding two quarters; and

(3)	adding proceeds from the disposal of fixed assets (other than proceeds from sale and lease back transactions and/or finance leases) during such succeeding two quarters; to

(b)
the aggregate amount of scheduled repayments of principal under the Facility during such succeeding two quarters and Interest Expense and payments in the nature of interest on all Indebtedness For Borrowed Money of the Borrower (including indebtedness under all Asset Based Financing but excluding under operating leases) and fees paid or due under this Agreement during such succeeding two quarters.

17.3	Accounting Terms

All accounting expressions which are not otherwise defined herein shall be construed in accordance with generally accepted accounting principles in Singapore (as used in the Borrower's most recent audited financial statements).

18.	Covenants

Positive Covenants

18.1	Maintenance of Legal Validity

The Borrower shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws of Singapore to enable it lawfully to enter into and perform its obligations under the Finance Documents to which it is party and to ensure the legality, validity, enforceability (subject to the qualifications set out in the legal opinion of the Singapore counsel to the Finance Parties provided pursuant to Clause 2.3 (Conditions Precedent)) or admissibility in evidence in Singapore of the Finance Documents to which it is party other than authorisations, licences, approvals and consents, in relation to which the failure to comply with or obtain the same would not reasonably be expected to have a Material Adverse Effect.

18.2	Insurance

18.2.1
The Borrower shall maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against such risks and to such extent as is usual for companies carrying on a business such as that carried on by the Borrower.

18.2.2
The Borrower shall deliver to the Facility Agent no later than 120 days after the date of the first Advance, the insurance policies of the Borrower duly endorsed in accordance with the Insurance Assignment.

18.3	Compliance with Laws and Environmental Compliance

The Borrower shall comply in all material respects with all applicable laws, rules and regulations to which it may be subject, including all Environmental Law and shall obtain and maintain any Environmental Permits, breach of which (or failure to comply with, obtain, maintain or take out which) could reasonably be expected to have a Material Adverse Effect.

18.4	Environmental Claims

The Borrower shall inform the Facility Agent in writing as soon as reasonably practicable upon becoming aware of the same if any Environmental Claim (other than those of a frivolous or vexatious nature) has been commenced or (to the best of the Borrower’s knowledge and belief) is threatened against it in any case where such claim would be reasonably likely, if determined against it, to have a Material Adverse Effect or of any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against it in any case where such claim would be reasonably likely, if determined against it, to have a Material Adverse Effect.

18.5	Notification of Events of Default

The Borrower shall promptly inform the Facility Agent of the occurrence of any Event of Default or Potential Event of Default and, upon receipt of a written request to that effect from the Facility Agent, confirm to the Facility Agent that, save as previously notified to the Facility Agent or as notified in such confirmation, no Event of Default or Potential Event of Default has occurred.

18.6	Claims Pari Passu

The Borrower shall ensure that at all times the claims of the Finance Parties against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save for:

18.6.1
indebtedness arising out of the normal course of trading which is subject to rights of set-off which arise in each case by operation of law provided that where the aggregate amount of any such rights is material it shall take all reasonable steps to have the same discharged or released as soon as practicable to such an extent as to render the same not material;

18.6.2	indebtedness preferred solely by laws of general application; and

18.6.3	indebtedness arising pursuant to the Existing Credit Agreement or the Existing Security Documents.

18.7	Utilisation of the Plant

The Borrower shall, unless otherwise agreed by the Instructing Group, utilise the Plant to produce semiconductor integrated circuit products and operate the Plant in accordance with good industry practice and maintain the Plant in good working order.

18.8	Project Contracts

The Borrower shall maintain all necessary contracts, licences, approvals, titles and permits in relation to the Project in full force and effect except (a) in the case of contracts, where the same have terminated by virtue of the full and complete performance thereof and (b) in the case of contracts, licences, approvals, titles and permits, where failure to maintain the same shall have no Material Adverse Effect.

18.9	Maintenance of Security

The Borrower shall maintain the security granted pursuant to the Security Documents in accordance with the terms thereof, save for contracts or other agreements the subject of security which expire or terminate due to the full and complete performance thereof or the termination of which is not material in the overall context of the security granted pursuant to the Debenture.

18.10	Milestone

The Borrower shall meet the Product Qualification milestones for:

18.10.1	68 nanometer technology node on 300mm wafer by 31 December 2008; and

18.10.2	50 nanometer technology node on 300mm wafer by 31 December 2010.

In this Clause 18.10 “Product Qualification” means product qualification as determined by Micron in accordance with Micron DRAM product specifications.

18.11	Utilisation of Proceeds

The Borrower shall utilise the proceeds of each Advance in accordance with the provisions of Clause 2.2 (Purpose and Application).

18.12	Taxes and Central Provident Fund

The Borrower shall pay all taxes assessed against it as and when they fall due (all applicable grace periods as permitted by the relevant authorities being taken into account) and shall ensure that all central provident fund schemes to which the Borrower is bound are provided for in accordance with generally accepted local taxation, accounting and authorised practices.

18.13	Non-extension Event

18.13.1
The Borrower may create Security over the assets which are subject to the Security created pursuant to the Security Documents, in favour of Micron, as security for the counter-indemnity obligation of the Borrower in respect of any amounts paid by Micron to the Finance Parties under the Micron Corporate Guarantee, provided that:

(i)	the Micron Corporate Guarantee and the Security Sharing Agreement are in full force and effect;

(ii)	any Security created in favour of Micron pursuant to this Clause 18.13.1 shall at all times rank second in priority to the Security created pursuant to the Security Documents; and

(iii)	each Micron Security Document shall be on such terms substantially similar to those of the Security Documents.

18.13.2
If the Non-extension Event is no longer continuing, the Security Trustee shall at the cost and request of the Borrower, discharge and release Micron from its obligations under the Micron Corporate Guarantee (without prejudice to accrued obligations) provided that on or prior to such release and discharge by the Security Trustee, each of the Micron Security Documents and the Security created pursuant thereto has been released and discharged to the satisfaction of the Security Trustee.

18.13.3
If a Non-extension Event has occurred and is continuing on or after 11 October 2010, the Borrower shall ensure that there is an aggregate minimum cash balance of US$50,000,000 in any of the Accounts at the end of each quarter of its financial years, in excess of any amount to be maintained by the Borrower in the Debt Service Deposit Accounts in accordance with the requirements of Clause 28.7 (Debt Service Deposit Accounts).

18.13.4	For the avoidance of doubt, no Potential Event of Default shall occur or be deemed to have occurred if the requirements of Clause 18.13.3 have been met.

18.14	“Know your customer" checks

18.14.1
The Borrower shall (and shall procure that each other Obligor shall) within five Business Days of a request by the Facility Agent or any other Finance Party or Original Mandated Lead Arranger supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any other Finance Party) or any other Finance Party of Original Mandated Lead Arranger (for itself or, in the case of a Bank, on behalf of any prospective Transferee) in order for the Facility Agent, such other Finance Party, Original Mandated Lead Arranger or any prospective Transferee to carry out and be satisfied with the results of all necessary "know your customer" or other checks in relation to any person that it is required (under any applicable law or regulation) to carry out in respect of the transactions contemplated in the Finance Documents.

18.14.2
Each Bank shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied with the results of all necessary "know your customer" or other checks in relation to any person that it is required (under any applicable law or regulation) to carry out in respect of the transactions contemplated in the Finance Documents.

Negative Covenants

18.15	Arm’s Length Transactions

The Borrower shall not, other than as already agreed under or pursuant to or as contemplated by the Core Commercial Agreements, enter into transactions with its shareholders or the parties to the Shareholders' Agreement or any of their affiliates or subsidiaries except:

18.15.1	on an arm’s length basis; or

18.15.2
with the approval of (a) a majority of directors representing those of its shareholders that are not party to or direct beneficiaries of the proposed transaction and (b) a majority of the board of directors of the Borrower as a whole; or

18.15.3	any single transaction or series of related transactions involving aggregate consideration to or from the Borrower of less than US$5,000,000 or its equivalent.

For the avoidance of doubt, a director appointed by the Board of Directors of the Borrower pursuant to Article 76(g) of the Borrower's Articles of Association shall be deemed to be a director not representing any shareholder of the Borrower.

18.16	Capital Expenditure

18.16.1	The Borrower shall not incur any capital expenditure at any time other than, subject to sub-clauses 18.16.2 to 18.16.7, in the amounts as set out below:

(i)	up to an aggregate of US$1,100,000,000 for the financial year ending on 28 August 2008;

(ii)	up to an aggregate of US$250,000,000 for the financial year ending on 3 September 2009; and

(iii)	up to an aggregate of US$280,000,000, for the period commencing after the financial year referred to in paragraph (ii) above and ending on the Final Maturity Date.

18.16.2
Subject to the other provisions of this Clause 18.16, the Borrower may, at any time in any period referred to in Clause 18.16.1(ii) or (iii) above, incur capital expenditure notwithstanding that the aggregate capital expenditure then incurred by the Borrower has or will (together with that capital expenditure) exceed the amount permitted for that period in Clause 18.16.1(ii) or (iii) (as adjusted in accordance with Clause 18.16.6) (any capital expenditure in excess of such amount permitted for that period in Clause 18.16.1(ii) or (iii) hereinafter referred to as “Additional Capital Expenditure”), provided that either:

(a)
(in the case of Clause 18.16.1(ii)) the aggregate amount of Additional Capital Expenditure (if any) incurred and in respect of which the Borrower has taken delivery of equipment which is the subject of the Additional Capital Expenditure so incurred in such financial year of the Borrower shall not exceed an amount equal to the highest of the amounts of Excess Cash in respect of each of the financial quarters of the Borrower in that financial year; or

(b)
(in the case of Clause 18.16.1(iii)) the aggregate amount of Additional Capital Expenditure (if any) incurred and in respect of which the Borrower has taken delivery of equipment which is the subject of the Additional Capital Expenditure so incurred in any financial year falling within the period referred to in Clause 18.16.1(iii) shall not exceed an amount equal to the highest of the amounts of Excess Cash in respect of each of the financial quarters of the Borrower in that financial year.

18.16.3	Any amount of Additional Capital Expenditure can only be incurred after 1 January 2009.

18.16.4	For the purpose of this Clause 18.16:

“Actual Additional Capital Expenditure” means:

(a)	in respect of the financial year ending on 3 September 2009, the amount equal to:

(i)	the aggregate amount of capital expenditure incurred by the Borrower in that financial year; less

(ii)	the amount of capital expenditure permitted to be incurred by the Borrower under Clause 18.16.1 in respect of that financial year (as adjusted in accordance with Clause 18.16.6); and

(b)	in respect of any financial year falling within the period referred to in paragraph (iii) of Clause 18.16.1, the amount equal to:

(i)	the aggregate amount of capital expenditure incurred by the Borrower from the first day of that period until the last day of that financial year; less

(ii)
the aggregate of (A) US$280,000,000 (as adjusted in accordance with Clause 18.16.6) and (B) the aggregate amount of the Actual Additional Capital Expenditure incurred by the Borrower in the preceding financial years falling within the period referred to in paragraph (iii) of Clause 18.16.1,

Provided that if the result is a negative number, the Actual Additional Capital Expenditure shall be deemed to be zero.

“Excess Cash” means, in respect of any financial quarter of the Borrower, the difference between:

(a)	the aggregate amount of cash in the bank accounts of the Borrower (including the amounts deposited in the Debt Service Deposit Accounts) on the last day of that financial quarter; and

(b)	the aggregate of the next four Repayment Instalments,

as evidenced by the then unaudited quarterly financial statements prepared in US dollars of the Borrower for that quarter, adjusted, in the case of the first and second financial quarters of each financial year of the Borrower, by subtracting the Actual Additional Capital Expenditure for the previous financial year.

18.16.5	The Borrower shall not, at any time, incur any Additional Capital Expenditure if, at such time:

(a)
any party to the Shareholders’ Agreement is entitled to give a notice under Clause 14 of the Shareholders’ Agreement (as such Clause may be renumbered) or under any other analogous provision of the Shareholders’ Agreement for the non-extension of the Term;

(b)	a Non-extension Event has occurred and is continuing;

(c)	any Event of Default has occurred and is continuing; or

(d)	the aggregate amount standing to the credit of the Debt Service Deposit Accounts is less than US$60,000,000,

18.16.6
If the amount of the capital expenditure of the Borrower in any particular period referred to in Clause 18.16.1 is less than the amount of capital expenditure permitted for that year in that Clause, an amount equal to such difference shall be added to the capital expenditure permitted for the next period for the purpose of Clause 18.16.1.

18.16.7	For the avoidance of doubt:

(i)
the principal or capital component of any Permitted Financial Indebtedness incurred by the Borrower under any Asset Based Financing (other than operating leases and sale and lease back transactions)) shall be included in determining the amount of capital expenditure of the Borrower in this Clause 18.16;

(ii)
capital expenditure funded by any new equity and/or Subordinated Debt made available by and owing to the Shareholders and/or the parties to the Shareholders’ Agreement shall not be prohibited and the amount of any such capital expenditure shall not be included in determining the amount of capital expenditure of the Borrower in this Clause 18.16; and

(iii)
if the amount of any Additional Capital Expenditure which the Borrower has incurred in any financial year of the Borrower is less than the amount permitted for that financial year of the Borrower under Clause 18.16.2, the balance will be forfeited and shall not be added to the amount so permitted for the following financial year of the Borrower.

18.17	Negative Pledge

The Borrower shall not without the prior written consent of the Instructing Group, create or permit to subsist any Encumbrance over all or any of its present or future revenues or assets other than a Permitted Encumbrance.

18.18	Loans and Guarantees

The Borrower shall not without the prior written consent of the Instructing Group, make any loans, grant any credit (save in the ordinary course of business) or give any guarantee or indemnity (except as required hereby and other than loans and/or guarantees to employees of the Borrower not exceeding in aggregate US$2,000,000 or its equivalent) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other person.

18.19	Disposals

The Borrower shall not sell, lease, transfer or otherwise dispose of, by one or more transactions or series of transactions (whether related or not), the whole or any part of its revenues or its assets other than:

18.19.1	sale of stock in trade in the ordinary course of business; or

18.19.2	disposal of assets (other than fixed assets) in the ordinary course of business; or

18.19.3
in respect of fixed assets, any sale, lease or disposal (including pursuant to capital leases and hire-purchases but excluding pursuant to any sale and lease back arrangements) which is not in excess of, when aggregated with each other such sale, lease and disposal in a financial year, 15 per cent. of the Borrower's fixed assets (measured by the quarterly simple average net book value) in that financial year;

18.19.4	sale or disposal of assets by way of sale and lease back arrangements entered into by the Borrower under a Permitted Financial Indebtedness; or

18.19.5	cash dispositions permitted by and made in accordance with Clause 28.1 (Accounts).

18.20	Mergers and Subsidiaries

The Borrower shall not merge or consolidate with any other person, enter into any demerger transaction or participate in any other type of corporate reconstruction or create any subsidiaries except that the Borrower may create or acquire subsidiaries each with a capital of up to US$5,000,000 provided (a) that the shares and/or assets of any such subsidiaries are pledged or otherwise secured in favour of the Banks to secure the obligations of the Borrower under the Finance Documents, in form and substance satisfactory to the Instructing Group and (b) the Borrower shall procure that any such subsidiaries do not incur any indebtedness (other than normal operating expenses incurred in the ordinary course of business, taxes and inventory purchase liabilities).

18.21	Dividends

The Borrower shall not, without the prior written consent of the Instructing Group pay, make  or declare any dividend or other distribution or repurchase or redeem equity.

18.22	No Termination of or Amendments to Core Commercial Agreements

The Borrower shall not, without the prior consent of the Instructing Group, terminate, cancel, amend or vary or grant any waiver under, or agree to any termination of, or amendment or variation to or granting of any waiver under, any Core Commercial Agreement save for (a) amendments or waivers which are of a minor, technical or administrative nature or to correct obvious mistakes or inconsistencies which are notified to the Facility Agent as soon as reasonably practicable after such amendment or waiver, (b) termination or cancellation or amendments or waivers where the same would not reasonably be expected to have a Material Adverse Effect, (c) termination of the Shareholders’ Agreement in circumstances where Micron has acquired all the shares in the Borrower or (d) save where the same has terminated by virtue of the full and complete performance thereof.

18.23	Intellectual Property Rights

The Borrower shall not accept liability in respect of, or compromise any claim by any third party that the Borrower has infringed any third party intellectual property rights in the course of manufacturing products, in the operation of the Plant in Singapore or otherwise, where to do so would result in any liability or require the Borrower to make any payment either of which would reasonably be expected to have a Material Adverse Effect.

18.24	Permitted Financial Indebtedness

18.24.1	The Borrower shall not incur any Financial Indebtedness unless each of the following conditions is satisfied:

(a)	such Financial Indebtedness comprises Permitted Financial Indebtedness;

(b)	the Borrower has complied with Clause 17 (Financial Condition) and Clause 18 (Covenants) of this Agreement;

(c)	no Event of Default or Potential Event of Default has arisen and is continuing unwaived, arises or will arise as a result of the incurrence of such Permitted Financial Indebtedness;

(d)
in relation to any Permitted Financial Indebtedness under any Asset Based Financing (other than operating leases, finance leases and sale and lease back arrangements), the ratio of the total amount of the facility or commitment for such Asset Based Financing shall not be less than 70 per cent. of the aggregate Value of all the assets which are the subject of, or to be acquired, mortgaged and/or financed under, that Asset Based Financing as at the date on which the agreement(s) evidencing such Asset Based Financing is/are entered into by the Borrower. In this paragraph (d), “Value” means, (i) where any such assets are to be newly acquired, the purchase price thereof and (ii) in the case of any other assets, the net book value thereof, as at the commencement of such Asset Based Financing or the date on which the agreement(s) evidencing such Asset Based Financing is/are entered into by the Borrower (whichever is applicable); and

(e)
in relation to any Permitted Financial Indebtedness under any Asset Based Financing that are in the form of finance leases, the ratio of the total amount of the principal component payable or to be payable thereunder less the amount (if any) paid by the Borrower as a downpayment shall not be less than 70 per cent. of (i) in the case of finance leases under sale and lease back arrangements, the net book value of all the assets which are the subject of, or to be leased under, that Asset Based Financing as at the commencement of such Asset Based Financing and (ii) in the case of any other finance lease, the purchase price of all the assets which are the subject of, or to be leased under, that Asset Based Financing.

18.24.2
The Borrower shall not redeem, discharge, repay or prepay the Subordinated Debt at any time unless at such time the Advances together with accrued interest and all other amounts owing to the Finance Parties hereunder have been repaid. For the avoidance of doubt, (a) the Borrower shall not make interest payments which fall due on Subordinated Debt made available by Shareholders and/or the parties to the Shareholders’ Agreement, (b) the Borrower may convert Subordinated Debt made available by the Shareholders and/or the parties to the Shareholders’ Agreement into common stock of the Borrower (subject to Clause 18.26 (Share Capital)) and (c) there are no restrictions upon the Shareholders and/or the parties to the Shareholders’ Agreement not requiring repayment of or otherwise forgiving Subordinated Debt.

18.25	Authorised Investments

The Borrower shall not make any investments other than Authorised Investments.

18.26	Share Capital

The Borrower shall not redeem, repurchase, purchase, defease or retire any of its shares.

18.27	Change of Business

The Borrower shall procure that no substantial change is made to the general nature of its business from that carried on at the date hereof.

19.	Events of Default

Each of Clause 19.1 (Failure to Pay) to Clause 19.21 (Shareholder Termination Event) describes circumstances which constitute an Event of Default for the purposes of this Agreement.

19.1	Failure to Pay

The Borrower fails to pay any sum due from it under any Finance Document to which it is a party at the time, in the currency and in the manner specified therein unless (a) without prejudice to sub-paragraph (b) below, such failure to pay is due to technical or administrative delay in the transfer of funds which was outside the control of the Borrower and such sum was paid within two Business Days of the due date for payment or (b) such failure to pay is a failure to pay a sum which is due under the Finance Documents and sufficient amounts stand to the credit of the Debt Service Deposit Accounts and are available and able to be withdrawn by the Security Trustee from the Debt Service Deposit Accounts to discharge such sum then due and the Borrower, within five Business Days of any such withdrawal by the Security Trustee, deposits into the Debt Service Deposit Accounts such amount so as to ensure that it complies with the requirements of Clause 28.7 (Debt Service Deposit Accounts).

19.2	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in any Finance Document to which it is a party or in any notice or other document, certificate or statement delivered by it pursuant thereto or in connection therewith proves to have been incorrect, untrue or misleading in any material respect when made or deemed to be repeated and such representation or statement remains incorrect, untrue or misleading in any material respect seven days after that Obligor becomes aware that such representation or statement was incorrect, untrue or misleading.

19.3	Specific Covenants

The Borrower fails duly to perform or comply with any of the obligations expressed to be assumed by it in Clause 16 (Financial Information and other information) if, in the case of Clause 16.2 (Quarterly Statements), such failure is not remedied within 30 days from the date upon which the Facility Agent notifies the Borrower of such failure or the Borrower fails to duly perform or comply with any of the obligations expressed to be assumed by it in Clause 18.2.2, Clause 18.5 (Notification of Events of Default) (except that in the case of failure to notify the Facility Agent of the occurrence of or confirm the non-occurrence of, any Potential Event of Default, the Borrower may remedy such failure within 30 days of its occurrence), Clause 18.8 (Project Contracts), Clause 18.9 (Maintenance of Security), Clause 18.11 (Utilisation of Proceeds), Clause 18.13 (Non-extension Event), Clause 18.15 (Arm’s Length Transactions), Clause 18.21 (Dividends), Clause 18.23 (Intellectual Property Rights) or Clause 28.7 (Debt Service Deposit Accounts).

19.4	Financial Condition

19.4.1
Any of the requirements of sub-clause 17.1.1 of Clause 17.1 (Financial Condition) is not satisfied unless, within two months of the last day of the period in respect of which the financial statements evidencing such failure have been prepared, the Borrower has provided evidence satisfactory to the Facility Agent and the Instructing Group that, were relevant financial statements to be prepared and the relevant ratio to be calculated in respect of such two month period then ending, the Borrower would not be failing to perform or comply with that covenant or, within 15 days after the end of such two month period the Borrower has provided financial statements with respect to such two month period to the Facility Agent confirming that if the relevant ratio is calculated with respect to such two month period, as at the end of such two month period the Borrower is not failing to perform or comply with such covenant.

19.4.2
Any of the requirements of sub-clause 17.1.2 of Clause 17.1 (Financial Condition) is not satisfied unless, within three months of the last day of the period in respect of which the financial statements evidencing such failure have been prepared, the Borrower has provided evidence satisfactory to the Facility Agent and the Instructing Group that, were relevant financial statements to be prepared and the relevant ratio to be calculated in respect of such three month period then ending, the Borrower would not be failing to perform or comply with that covenant or, within 15 days after the end of such three month period the Borrower has provided financial statements with respect to such three month period to the Facility Agent confirming that if the relevant ratio is calculated with respect to such three month period, as at the end of such three month period the Borrower is not failing to perform or comply with such covenant.

19.4.3
Any of the requirements of sub-clause 17.1.3 of Clause 17.1 (Financial Condition) is not satisfied unless, within three months of the start of the period in respect of which the projections evidencing such failure have been prepared, the Borrower has provided evidence satisfactory to the Facility Agent and the Instructing Group that, were the relevant ratio to be calculated based on the actual results of the first three months of such period and revised projections prepared by the Borrower for the immediately succeeding three months of that period, the Borrower would not be failing to perform or comply with that covenant.

19.5	Other Obligations

An Obligor fails duly to perform or comply with any other obligation expressed to be assumed by it in any Finance Documents to which it is party and such failure, if capable of remedy, is not remedied within 60 days after the Facility Agent has given notice thereof to the Borrower.

19.6	Cross Default

19.6.1
Any Indebtedness For Borrowed Money of the Borrower is not paid when due or at the expiry of any applicable grace period or periods, provided that it shall not constitute an Event of Default if such indebtedness is not paid as a result of a bona fide dispute which is being contested in good faith and in respect of which appropriate reserves have been made.

19.6.2
Any Indebtedness For Borrowed Money of Micron under any agreement between Micron and a third party with an outstanding amount exceeding US$20,000,000 (or its equivalent) is accelerated by the relevant creditor or creditors in accordance with the terms of the relevant document or agreement (and becomes due before its specified maturity accordingly) and such acceleration has not been waived, satisfied or otherwise withdrawn within 30 days.

19.6.3
Any creditor under any Asset Based Financing or part thereof or an agent or trustee on its behalf declares (in accordance with the terms of that Asset Based Financing) that an event of default (howsoever described) has occurred under or in respect of that Asset Based Financing or otherwise declares that any amount due under or in respect of that Asset Based Financing is accelerated (and become due prior to its specified maturity accordingly).

19.6.4
No Event of Default will occur under Clause 19.6.1 or 19.6.3 (to the extent that the Event of Default under Clause 19.6.3 was the result of a failure to make a payment under any Asset Based Financing when due or at the expiry of any applicable grace period or periods) if the aggregate amount of Indebtedness for Borrrowed Money or such Asset Based Financing (as the case may be) falling within Clause 19.6.1 and 19.6.3 above is less than US$5,000,000 (or its equivalent).

19.7	Insolvency and Rescheduling

An Obligor is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors;

19.8	Winding-up

The Borrower or Micron takes any corporate action or other steps (which are not of a frivolous or vexatious nature) are taken or legal proceedings are started for its winding-up, dissolution, administration or re-organisation (whether by way of voluntary arrangement, scheme of arrangement or otherwise) or for the appointment of a liquidator, receiver, administrator, judicial manager, conservator, custodian, trustee or similar officer of it or of any or all of its revenues and assets unless in the case of any such petition presented, order made or other action or steps or proceedings taken otherwise than by or at the instigation of the Borrower or any of the shareholders, the same would not prejudice the rights of the Finance Parties under the Security Documents, is being contested in good faith and is in any event discharged, withdrawn or discontinued within 30 days.

19.9	Execution or Distress

Any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of an Obligor and if such execution, distress or taking of possession relates to assets which are not substantial, such execution, distress or taking of possession is not discharged within three months.

19.10	Litigation

19.10.1
The Borrower fails to comply with or pay any sum due from it under any final judgment or any final order made or given by any court of competent jurisdiction which exceeds (in aggregate with any other such sums outstanding) US$5,000,000 or its equivalent and continues unsatisfied and unstayed for a period of 30 days.

19.10.2	Any final judgement or final order made against the Borrower is made or given by any court of competent jurisdiction, in each case which would reasonably be expected to have a Material Adverse Effect.

19.10.3	No Event of Default would occur under Clauses 19.10.1 and 19.10.2 if:

(i)	the final judgement or final order is subject to a pending appeal or a pending application for permission or leave to appeal; or

(ii)	(a)	there is a possibility of an appeal or an application for permission or lease to appeal against that final judgement or final order; and

(b)
the period specified by the relevant court of competent jurisdiction or statute for making of an appeal or an application for permission or lease to appeal has not lapsed or, where no such period is specified,

60 days have not lapsed since the date on which the judgement or order was made.

19.11	Governmental Intervention

By or under the authority of any government, (a) all, or substantially all of, the management of an Obligor is displaced or the authority of an Obligor in the conduct of its business is wholly or partially curtailed ((in each case) which would reasonably be expected to have a Material Adverse Effect) or (b) all or a majority of the issued shares of an Obligor or the whole or any part (which would reasonably be expected to have a Material Adverse Effect) of its revenues or assets is seized, nationalised, expropriated or compulsorily acquired.

19.12	Ownership of the Borrower

Micron ceases to own, directly or indirectly, at least 51 per cent. of the issued share capital of the Borrower.

19.13	Insurance Total Loss

The Plant becomes or is declared a total loss or is beyond economic repair in the opinion of the Insurance Expert.

19.14	Finance Documents in Full Force and Effect and Security

Save as expressly permitted by the terms of the Finance Documents, any Finance Document ceases to be in full force and effect or the security interests constituted by any Security Document ceases to constitute first ranking security interest over the assets which are expressed to be subject thereof.

19.15	The Borrower’s Business

The Borrower ceases to carry on the business contemplated in the Shareholders' Agreement.

19.16	Repudiation

The Borrower repudiates a Finance Document to which it is a party or does or causes to be done any act or thing evidencing an intention to repudiate a Finance Document to which it is a party.

19.17	Illegality

At any time it is or becomes unlawful for the Borrower or any party to a Core Commercial Agreement to perform or comply with any or all of its obligations under any Finance Documents or Core Commercial Agreement to which it is a party or any of the obligations of any such person thereunder are not or cease to be legal, valid, binding and enforceable but, in the case of a Core Commercial Agreement, only if the Instructing Group determines that such unlawfulness or cessation of legality, validity or enforceability would reasonably be expected to have a Material Adverse Effect.

19.18	Core Commercial Agreements

Any Core Commercial Agreement is terminated other than by virtue of the full and complete performance thereof and is not replaced by another agreement substantially the same in scope, unless (a) such termination would not reasonably be expected to have a Material Adverse Effect or (b) such termination relates to the Shareholders’ Agreement in circumstances where Micron has acquired all the shares in the Borrower.

19.19	Material Adverse Change

19.19.1	Any other event or circumstance occurs which the Instructing Group acting in good faith believes would reasonably be expected to have a Material Adverse Effect.

19.19.2	No Event of Default would occur under this Clause 19.19 solely by reason of a merger entered into by Micron that is not in breach of Clause 5.4 (Merger) of the Micron Corporate Guarantee.

19.20	Non-extension Event

A Non-extension Event has occurred and is continuing and the requirements of Clause 18.13.3 have not been satisfied.

19.21	Shareholder Termination Event

A Shareholder Termination Event has occurred.

19.22	Micron Events of Default

None of the events specified in Clauses 19.2 (Misrepresentation), 19.5 (Other Obligations), Clause 19.7 (Insolvency and Rescheduling), Clause 19.9 (Execution or Distress) , Clause 19.11 (Governmental Intervention), Clause 19.17 (Illegality), Clause 19.18 (Core Commercial Agreements) and Clause 19.19 (Material Adverse Change) above which occurs in relation only to Micron shall constitute an Event of Default if Micron has been discharged and released from its obligations under the Micron Corporate Guarantee in accordance with Clause 2.4 (Release of Guarantee) of the Micron Corporate Guarantee.

19.23	Acceleration and Cancellation

Upon the occurrence of an Event of Default, and at any time thereafter for so long as such event is continuing or has not been waived, the Facility Agent may (and, if so instructed by the Instructing Group, shall) by notice to the Borrower:

19.23.1
declare all or any part of the Advances to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by the Borrower under the Finance Documents) or declare all or any part of the Advances to be due and payable on demand of the Facility Agent;

19.23.2	declare that any undrawn portion of the Facility shall be cancelled, whereupon the same shall be cancelled and the Available Commitment of each Bank shall be reduced to zero; and/or

19.23.3	exercise and/or direct the exercise of the rights of the Finance Parties under the Security Documents, subject to the terms thereof.

19.24	Advances Due on Demand

If, pursuant to Clause 19.23 (Acceleration and Cancellation), the Facility Agent declares all or any part of the Advances to be due and payable on demand of the Facility Agent, then, and at any time thereafter, the Facility Agent may (and, if so instructed by the Instructing Group, shall) by notice to the Borrower:

19.24.1
require repayment of all or such part of the Advances on such date as it may specify in such notice (whereupon the same shall become due and payable on the date specified together with accrued interest thereon and any other sums then owed by the Borrower under the Finance Documents) or withdraw its declaration with effect from such date as it may specify; and/or

19.24.2	select as the duration of any Interest Period which begins whilst such declaration remains in effect a period of six months or less.

20.	Commitment Commission and Fees

20.1	Commitment Commission

The Borrower shall pay to the Facility Agent for the account of each Bank a commitment commission on the amount of such Bank’s Available Commitment (which has not been cancelled pursuant to the terms of this Agreement) from day to day for the period commencing on and from the date falling four Business Days from the date of this Agreement to and including the last day of the Availability Period, such commitment commission to be calculated at the rate of:

20.1.1	(where the Available Facility on any particular date is more than or equal to 50 per cent. of the Total Commitments on that day) 0.75 per cent. per annum; and

20.1.2	(where the Available Facility on any particular date is less than 50 per cent. of the Total Commitments on that day) 0.5 per cent. per annum,

and such commitment commission is payable in arrears on the last day of each successive period of three months which ends during the Availability Period and on the last day of the Availability Period.

20.2	Upfront Fee

The Borrower shall pay to the Facility Agent for the account of the Original Mandated Lead Arrangers and the Banks, the fees specified in the upfront fee letter dated 9 January 2008 from the Original Mandated Lead Arrangers to the Borrower at the times, and in the amounts, specified in such letter.

20.3	Agency Fee

The Borrower shall pay to the Facility Agent for its own account the agency fees specified in the agency fee letter dated on or about the date of this Agreement from the Facility Agent to the Borrower at the times, and in the amounts, specified in such letter.

20.4	Security Trustee Fee

The Borrower shall pay to the Security Trustee for its own account the security trustee fees specified in the security trustee fee letter dated on or about the date of this Agreement from the Security Trustee to the Borrower at the times, and in the amounts, specified in such letter.

21.	Costs and Expenses

21.1	Transaction Expenses

The Borrower shall, from time to time on demand of the Facility Agent, reimburse each of the Facility Agent and each of the Original Mandated Lead Arrangers for all reasonable costs and expenses (including but not limited to legal and documentation fees), together with any GST thereon incurred by it in connection with the negotiation, preparation and execution of the Finance Documents, any other document referred to in the Finance Documents and the completion of the transactions therein contemplated.

21.2	Preservation and Enforcement of Rights

The Borrower shall, from time to time on demand of the Facility Agent, reimburse the Finance Parties for all costs and expenses (including legal fees) on a full indemnity basis together with any GST thereon incurred in or in connection with the preservation and/or enforcement of any of the rights of the Finance Parties under the Finance Documents and any other document referred to in the Finance Documents.

21.3	Stamp Taxes

The Borrower shall pay all stamp, registration and other taxes to which the Finance Documents any other document referred to in the Finance Document or any judgment given in connection therewith is or at any time may be subject and shall, from time to time on demand of the Facility Agent, indemnify the Finance Parties against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.

21.4	Banks’ Liabilities for Costs

If the Borrower fails to perform any of its obligations under this Clause 21, each Bank shall, in its Proportion, indemnify each of the Facility Agent and the Original Mandated Lead Arrangers against any loss incurred by any of them as a result of such failure.

22.	Default Interest and Break Costs

22.1	Default Interest Periods

If any sum due and payable by the Borrower hereunder is not paid on the due date therefor in accordance with Clause 25 (Payments), or if any sum due and payable by the Borrower under any judgment of any court in connection herewith is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the date upon which the obligation of the Borrower to pay such sum is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of each of which shall (except as otherwise provided in this Clause 22) be selected by the Facility Agent and shall be of six months or less.

22.2	Default Interest

An Unpaid Sum shall bear interest during each Interest Period in respect thereof at the rate per annum which is one point two five per cent. (1.25 per cent.) per annum above the percentage rate which would apply if such Unpaid Sum had been an Advance in the amount and currency of such Unpaid Sum and for the same Interest Period, provided that if such Unpaid Sum relates to an Advance which became due and payable on a day other than the last day of an Interest Period relating thereto:

22.2.1	the first Interest Period applicable to such Unpaid Sum shall be of a duration equal to the unexpired portion of the current Interest Period relating to that Advance; and

22.2.2
the percentage rate of interest applicable thereto from time to time during such period shall be that which exceeds by one point two five per cent. (1.25 per cent.) the rate which would have been applicable to it had it not so fallen due.

22.3	Payment of Default Interest

Any interest which shall have accrued under Clause 22.2 (Default Interest) in respect of an Unpaid Sum shall be due and payable and shall be paid by the Borrower on the last day of each Interest Period in respect thereof or on such other dates as the Facility Agent may specify by notice to the Borrower.

22.4	Break Costs

If any Bank or the Facility Agent on its behalf receives or recovers all or any part of such Bank’s share of an Advance or Unpaid Sum otherwise than on the last day of an Interest Period relating thereto, the Borrower shall pay to the Facility Agent within 15 Business Days of demand for account of such Bank an amount equal to the amount (if any) by which (a) the additional interest (excluding the Margin) which would have been payable on the amount so received or recovered had it been received or recovered on the last day of that Interest Period exceeds (b) the amount of interest which that Bank notifies to the Facility Agent would have been payable to that Bank on the last day of that Interest Period in respect of a dollar deposit equal to the amount so received or recovered placed by it with a prime bank in Singapore for a period starting on the third Business Day following the date of such receipt or recovery and ending on the last day of that Interest Period.

23.	Borrower’s Indemnities

23.1	Borrower’s Indemnity

The Borrower undertakes to indemnify:

23.1.1
each Finance Party against any cost, claim, loss, expense (including legal fees) or liability together with any GST thereon, which it may sustain or incur as a consequence of the occurrence of any Event of Default or any default by the Borrower in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

23.1.2	each Bank against any cost or loss it may suffer under Clause 21.4 (Banks’ Liabilities for Costs) or Clause 29.5 (Indemnification); and

23.1.3
each Bank against any cost or loss it may suffer or incur as a result of its funding or making arrangements to fund its portion of an Advance requested by the Borrower but not made by reason of the operation of Clause 3 (Utilisation of the Facility).

23.2	Currency Indemnity

If any sum (a “Sum”) due from the Borrower under this Agreement or any order, judgment given or made in relation hereto has to be converted from the currency (the “First Currency”) in which such Sum is payable into another currency (the “Second Currency”) for the purpose of:

23.2.1	making or filing a claim or proof against the Borrower; or

23.2.2	obtaining or enforcing an order, judgment in any court or other tribunal,

the Borrower shall indemnify each person to whom such Sum is due from and against any loss suffered or incurred as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to such person at the time of receipt of such Sum.

24.	Currency of Account and Payment

The dollar is the currency of account and payment for each and every sum at any time due from the Borrower hereunder, provided that:

24.1.1	each payment in respect of costs and expenses shall be made in the currency in which the same were incurred;

24.1.2	each payment pursuant to Clause 10.2 (Tax Indemnity), Clause 12.1 (Increased Costs) or Clause 23.1 (Borrower's Indemnity) shall be made in the currency specified by the party claiming thereunder; and

24.1.3	any amount expressed to be payable in a currency other than US dollars shall be paid in that other currency.

25.	Payments

25.1	Payments to the Facility Agent

On each date on which this Agreement requires an amount to be paid by the Borrower or a Bank, the Borrower or, as the case may be, such Bank shall make the same available to the Facility Agent for value on the due date at such time and in such funds and to such account with such bank as the Facility Agent shall specify from time to time.

25.2	Payments by the Facility Agent

25.2.1	Save as otherwise provided herein, each payment received by the Facility Agent pursuant to Clause 25.1 (Payments to the Facility Agent) shall:

(a)	in the case of a payment received for the account of the Borrower, be made available by the Facility Agent to the Borrower by application:

(i)	first, in or towards payment the same day of any amount then due from the Borrower hereunder to the person (acting in the same capacity) from whom the amount was so received; and

(ii)	secondly, in or towards payment the same day to the account of the Borrower with such bank in Singapore as the Borrower shall have previously notified to the Facility Agent for this purpose; and

(b)
in the case of any other payment, be made available by the Facility Agent to the person entitled to receive such payment in accordance with this Agreement (in the case of a Bank, for the account of the Facility Office and in accordance with its Standing Payment Instruction) for value the same day by transfer to such account of such person with such bank as such person shall have previously notified to the Facility Agent.

25.2.2
A payment will be deemed to have been made by the Facility Agent on the date on which it is required to be made under this Agreement if the Facility Agent has, on or before that date, taken steps to make that payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Facility Agent in order to make the payment.

25.3	No Set-off

All payments required to be made by the Borrower hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

25.4	Clawback

Where a sum is to be paid hereunder to the Facility Agent for account of another person, the Facility Agent shall not be obliged to make the same available to that other person until it has been able to establish to its satisfaction that it has actually received such sum, but if it does so and it proves to be the case that it had not actually received such sum, then the person to whom such sum was so made available shall on request refund the same to the Facility Agent together with an amount sufficient to indemnify the Facility Agent against any cost or loss it may have suffered or incurred by reason of its having paid out such sum prior to its having received such sum.

25.5	Partial Payments

If and whenever a payment is made by the Borrower hereunder, the Facility Agent may apply the amount received towards the obligations of the Borrower under this Agreement in the following order:

25.5.1	first, in or towards payment of any unpaid costs and expenses of each of the Facility Agent, the Original Mandated Lead Arrangers and the Security Trustee;

25.5.2	secondly, in or towards payment pro rata of any accrued interest due but unpaid;

25.5.3	thirdly, in or towards payment pro rata of any principal due but unpaid; and

25.5.4	fourthly, in or towards payment pro rata of any other sum due but unpaid.

25.6	Variation of Partial Payments

The order of payments set out in Clause 25.5 (Partial Payments) shall override any appropriation made by the Borrower but the order set out in sub-clauses 25.5.2, 25.5.3 and 25.5.4 of Clause 25.5 (Partial Payments) may be varied if agreed by all the Banks.

25.7	Business Days

25.7.1
Any payment which is due to be made on a day that is not a Business Day shall unless a contrary indication appears be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

25.7.2
During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement as a result of the operation of sub-clause 25.7.1 interest is payable on the principal at the rate payable on the original due date.

26.	Set-Off

26.1	Contractual Set-off

The Borrower authorises each Bank to apply any credit balance to which the Borrower is entitled on any account of the Borrower with such Bank in satisfaction of any sum due and payable from the Borrower to such Bank under the Finance Documents but unpaid.  For this purpose, each Bank is authorised to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application.

26.2	Set-off not Mandatory

No Bank shall be obliged to exercise any right given to it by Clause 26.1 (Contractual Set-off) but shall immediately following the exercise of such right, notify the Borrower.

27.	Sharing

27.1	Payments to Banks

If a Bank (a “Recovering Bank”) applies any receipt or recovery from the Borrower to a payment due under this Agreement and such amount is received or recovered other than in accordance with Clause 25 (Payments), then such Recovering Bank shall:

27.1.1	notify the Facility Agent of such receipt or recovery;

27.1.2
at the request of the Facility Agent, promptly pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by such Recovering Bank as its share of any payment to be made in accordance with Clause 25.5 (Partial Payments).

27.2	Redistribution of Payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Bank) in accordance with Clause 25.5 (Partial Payments).

27.3	Recovering Bank’s Rights

The Recovering Bank will be subrogated into the rights of the parties which have shared in a redistribution pursuant to Clause 27.2 (Redistribution of Payments) in respect of the Sharing Payment (and the Borrower shall be liable to the Recovering Bank in an amount equal to the Sharing Payment).

27.4	Repayable Recoveries

If any part of the Sharing Payment received or recovered by a Recovering Bank becomes repayable and is repaid by such Recovering Bank, then:

27.4.1
each party which has received a share of such Sharing Payment pursuant to Clause 27.2 (Redistribution of Payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of such Recovering Bank an amount equal to its share of such Sharing Payment; and

27.4.2	such Recovering Bank’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing party for the amount so reimbursed.

27.5	Exception

This Clause 27 shall not apply if the Recovering Bank would not, after making any payment pursuant hereto, have a valid and enforceable claim against the Borrower.

27.6	Recoveries Through Legal Proceedings

If any Bank intends to commence any action in any court under this Agreement it shall give prior notice to the Facility Agent and the other Banks.  If any Bank shall commence any action in any court to enforce its rights hereunder and, as a result thereof or in connection therewith, receives any amount, then such Bank shall not be required to share any portion of such amount with any Bank which has the legal right to, but does not, join in such action or commence and diligently prosecute a separate action to enforce its rights in another court.

27.7	Authorised Investments

Each Bank agrees that if it exercises any right of set-off in respect of any Authorised Investments held by or placed with it, the proceeds thereof will firstly be applied towards payments due under this Agreement.

28.	Accounts

28.1	Opening of Accounts

The Borrower shall establish and maintain the Operating Accounts and the Debt Service Deposit Accounts.

28.2	Deposits into Operating Accounts

The Borrower shall ensure that:

28.2.1	the gross sale proceeds derived from the sale of its products or the proceeds of any bank discounting of the same;

28.2.2	any interest or income received from any Authorised Investments;

28.2.3	all amounts paid to it under any completion guarantee, performance bond, advance payment guarantee or any retention monies or liquidated damages;

28.2.4	subject to the terms of the Insurance Assignment, all amounts paid to it under insurance policies held by it; and

28.2.5	all other amounts paid to it,

are credited in full to the Operating Accounts except in respect of the amount of the proceeds of the first Advance(s) made hereunder or any part thereof which are to be utilised (i) to repay the amounts due to the Existing Lenders under the Existing Credit Agreement (which shall be paid directly to CIBSL for the account of the Existing Lenders) and/or (ii) (concurrently with or after the discharge of all amounts due to the Existing Lenders under the Existing Credit Agreement) to be deposited into either or both of the Debt Service Deposit Accounts for the purpose of complying with the Borrower's obligations under Clause 28.7 (Debt Service Deposit Accounts).

28.3	Withdrawals from Operating Accounts

Prior to the occurrence of an Event of Default which is continuing the Borrower may withdraw the following amounts from the Operating Accounts:

28.3.1	amounts to make Authorised Investments;

28.3.2	insurance proceeds withdrawn in accordance with the Insurance Assignment; and

28.3.3	amounts withdrawn which are to be applied in accordance with the cashflow application set out in Clause 28.4 (Cashflow Application).

Subject to Clause 28.6 (Cashflow After Default), the Borrower shall make no withdrawals from the Operating Accounts while an Event of Default is continuing, during which time only the Facility Agent shall be entitled to (and is hereby irrevocably authorised to) make such withdrawals for application to such amounts in such priority as it may determine in accordance with any instructions given to it by the Instructing Group.

28.4	Cashflow Application

Amounts standing to the credit of the Operating Accounts and withdrawn by the Borrower pursuant to sub-clause 28.3.3 of Clause 28.3 (Withdrawals) shall be applied in the following manner and priority:

28.4.1
to all operating expenditure, all Permitted Financial Indebtedness (for avoidance of doubt, including all scheduled principal repayment, interest and fee payments due under this Agreement and all scheduled payments of the principal and interest element of any Asset Based Financing) and (to the extent properly incurred) any taxes and royalties;

28.4.2	to fund the Debt Service Deposit Accounts in accordance with the requirements of Clause 28.7 (Debt Service Deposit Accounts);

28.4.3	to all other amounts for which the Borrower is liable and which are due under the Finance Documents;

28.4.4	to any Approved Capital Expenditure properly incurred and falling due; and

28.4.5	to amounts of Advances which the Borrower has requested be voluntarily prepaid under this Agreement.

28.5	Authorised Investments

Amounts credited to the Operating Accounts may be invested in Authorised Investments.

28.6	Cashflow After Default

Following the occurrence of an Event of Default, for so long as such Event of Default is continuing, subject to the Banks not having accelerated the payment of all or any part of the Advances due under this Agreement and/or enforced their security, the Borrower shall, save as otherwise agreed by the Instructing Group, only be entitled to make withdrawals from the Operating Accounts for:

28.6.1	paying amounts due hereunder; and

28.6.2
other withdrawals up to a maximum aggregate amount of US$20,000,000 (or such higher amount as may be agreed from time to time by the Instructing Group) or its equivalent which are required for paying on-going operating expenses which are necessary in order to keep the Plant in operation or which the Borrower is required by statute to make, provided that within 21 days from the date on which the Facility Agent was notified of the Event of Default the Banks shall, if at the time of such notification, such Event of Default is still continuing, notify the Borrower, through the Facility Agent, as to whether:

28.6.3	they intend to accelerate the payment of all or any part of the Advances due hereunder; or

28.6.4	they have agreed to waive such an Event of Default,

and failing any such notification within such 21 day period the Borrower may continue to make withdrawals in accordance with the provisions of Clause 28.4 (Cashflow Application).

28.7	Debt Service Deposit Accounts

28.7.1	The Borrower shall:

(i)	have, as at 27 March 2009, an amount equal to no less than US$30,000,000 deposited in either or both the Debt Service Deposit Accounts; and

(ii)	have, as at 27 September 2009, an amount equal to no less than US$60,000,000 deposited in either or both the Debt Service Deposit Accounts.

28.7.2
The Borrower shall make no withdrawals from either Debt Service Deposit Account save that, without prejudice to the security constituted by the Borrower Accounts Assignment, (i) the Borrower may withdraw interest which has accrued on the Debt Service Deposit Accounts (provided that after such withdrawal, the amount standing to the credit of the Debt Service Deposit Accounts is more than or equal to (A) US$30,000,000, at any time prior to 27 September 2009 or (B) US$60,000,000, at any time on or after 27 September 2009) and (ii) the Security Trustee may (and is hereby authorised to) withdraw sums from each Debt Service Deposit Account for the purposes contemplated by sub-paragraph (b) of Clause 19.1 (Failure to Pay).

29.	The Facility Agent, The Original Mandated Lead Arrangers and The Banks

29.1	Appointment of the Facility Agent

Each of the Original Mandated Lead Arrangers and the Banks hereby appoints the Facility Agent to act as its agent in connection herewith and authorises the Facility Agent to exercise such rights, powers, authorities and discretions as are specifically delegated to the Facility Agent by the terms hereof together with all such rights, powers, authorities and discretions as are reasonably incidental thereto.

29.2	Facility Agent’s Discretions

The Facility Agent may:

29.2.1
assume, unless it has, in its capacity as agent for the Banks, received notice to the contrary from any other party hereto, that (a) any representation made or deemed to be made by the Borrower in connection with the Finance Documents is true, (b) no Event of Default or Potential Event of Default has occurred, (c) the Borrower is not in breach of or default under its obligations under the Finance Documents to which it is party and (d) any right, power, authority or discretion vested herein upon the Instructing Group, the Banks or any other person or group of persons has not been exercised;

29.2.2
assume that (a) the Facility Office of each Bank is that notified to it by such Bank in writing and (b) the information provided by each Bank pursuant to Clause 33 (Notices) is true and correct in all respects until it has received from such Bank notice of a change to its Facility Office (by not less than five Business Day’ written notice) or any such information and act upon any such notice until the same is superseded by a further such notice;

29.2.3
act through its personnel and agents and may engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

29.2.4	rely as to any matters of fact which might reasonably be expected to be within the knowledge of the Borrower upon a certificate signed by or on behalf of the Borrower;

29.2.5	rely upon any communication or document believed by it to be genuine;

29.2.6
refrain from exercising any right, power or discretion vested in it as Facility Agent hereunder unless and until instructed by the Instructing Group as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised; and

29.2.7
refrain from acting in accordance with any instructions of the Instructing Group to begin any legal action or proceeding arising out of or in connection with this Agreement until it shall have received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, losses, expenses (including legal fees) and liabilities together with any GST thereon which it will or may expend or incur in complying with such instructions.

29.3	Facility Agent’s Obligations

The Facility Agent shall:

29.3.1	promptly inform each Bank of the contents of any notice or document received by it in its capacity as Facility Agent from the Borrower under the Finance Documents;

29.3.2
promptly notify each Bank of the occurrence of any Event of Default, any Potential Event of Default or any default by the Borrower in the due performance of or compliance with its obligations under the Finance Documents to which it is party of which the Facility Agent has notice from any other party hereto;

29.3.3
save as otherwise provided herein, act as agent hereunder in accordance with any instructions given to it by the Instructing Group, which instructions shall be binding on the Original Mandated Lead Arrangers and the Banks; and

29.3.4	if so instructed by the Instructing Group, refrain from exercising any right, power or discretion vested in it as agent hereunder.

The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

29.4	Excluded Obligations

Notwithstanding anything to the contrary expressed or implied herein, neither the Facility Agent, the Security Trustee nor any of the Original Mandated Lead Arrangers shall:

29.4.1
be bound to enquire as to (a) whether or not any representation made or deemed to be made by the Borrower in connection with the Finance Documents is true, (b) the occurrence or otherwise of any Event of Default or Potential Event of Default, (c) the performance by the Borrower of its obligations under the Finance Documents or (d) any breach of or default by the Borrower of or under its obligations under the Finance Documents;

29.4.2	be bound to account to any Bank for any sum or the profit element of any sum received by it for its own account;

29.4.3
be bound to disclose to any other person any information relating to the Borrower if (a) the Borrower, on providing such information, expressly stated to the Facility Agent, the Security Trustee or, as the case may be, the Original Mandated Lead Arrangers that such information was confidential or (b) such disclosure would or might in its opinion constitute a breach of any law or be otherwise actionable at the suit of any person;

29.4.4	be under any obligations other than those for which express provision is made herein;

29.4.5
unless mandatorily required by the law to which it is subject, be responsible (to any other Finance Party) for providing any certification or documents with respect to information (except that in respect of itself) required for any anti-money laundering due diligence purpose pursuant to any relevant law. Such certificates and related documents (if required by the relevant laws) shall be provided directly by the Borrower provided that the request for such information may be made through the Facility Agent; or

29.4.6	be or be deemed to be a fiduciary for any other party hereto.

29.5	Indemnification

Each Bank shall, in its Proportion, from time to time on demand by the Facility Agent, indemnify the Facility Agent, against any and all costs, claims, losses, expenses (including legal fees) and liabilities together with any GST thereon which the Facility Agent may incur, otherwise than by reason of its own gross negligence or wilful misconduct, in acting in its capacity as agent hereunder and any fees payable to the Facility Agent under Clause 20.3 (Agency fee) (other than any which have been reimbursed by the Borrower pursuant to Clause 23.1 (Borrower’s Indemnity) or otherwise paid by the Borrower).

29.6	Exclusion of Liabilities

29.6.1	Except in the case of gross negligence or wilful default, none of the Facility Agent or the Original Mandated Lead Arrangers accepts any responsibility:

(a)
for the adequacy, accuracy and/or completeness of the Information Memorandum or any other/any information supplied by the Facility Agent or the Original Mandated Lead Arrangers, the Borrower or by any other person in connection with the Finance Documents, the transactions therein contemplated or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents;

(b)
for the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents; or

(c)
for the exercise of, or the failure to exercise, any judgment, discretion or power given to any of them by or in connection with the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents.

Accordingly, none of the Facility Agent or the Original Mandated Lead Arrangers shall be under any liability in respect of such matters, save in the case of gross negligence or wilful misconduct.

29.6.2
Nothing in this Agreement shall oblige the Facility Agent or the Original Mandated Lead Arrangers to carry out any “know your customer”, anti-money laundering or other checks in relation to any person on behalf of any Bank and each Bank confirms to each of the Facility Agent or the Original Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any such checks made by, or any statement in relation to such checks made by the Facility Agent or the Original Mandated Lead Arrangers.

29.7	No Actions

Each of the Banks agrees that it will not assert or seek to assert against any director, officer or employee of the Facility Agent or the Original Mandated Lead Arrangers or any claim it might have against any of them in respect of the matters referred to in Clause 29.6 (Exclusion of Liabilities).

29.8	Business with the Borrower

The Facility Agent, each of the Original Mandated Lead Arrangers and each of the Banks may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower.

29.9	Resignation

The Facility Agent may resign its appointment hereunder at any time without assigning any reason therefor by giving not less than 30 days’ prior notice to that effect to each of the other parties hereto, provided that no such resignation shall be effective until a successor for the Facility Agent is appointed in accordance with the succeeding provisions of this Clause 29.

29.10	Removal of Facility Agent

The Instructing Group may remove the Facility Agent from its role as agent hereunder by giving notice to that effect to each of the other parties hereto.  Such removal shall take effect only when a successor to the Facility Agent is appointed in accordance with the terms hereof.

29.11	Successor Facility Agent

If the Facility Agent gives notice of its resignation pursuant to Clause 29.9 (Resignation) or it is removed pursuant to Clause 29.10 (Removal of Facility Agent), then any reputable and experienced bank or other financial institution which is a Bank may after consultation with the Borrower be appointed as a successor to the Facility Agent by the Instructing Group during the period of such notice but, if no such successor is so appointed, the Facility Agent may appoint such a successor itself (which successor must be a Bank).

29.12	Rights and Obligations

If a successor to the Facility Agent is appointed under the provisions of Clause 29.11 (Successor Facility Agent), then (a) the retiring or departing Facility Agent shall be discharged from any further obligation hereunder but shall remain entitled to the benefit of the provisions of this Clause 29 and (b) its successor and each of the other parties hereto shall have the same rights and obligations amongst themselves as they would have had if such successor had been a party hereto.

29.13	Own Responsibility

It is understood and agreed by each Bank that at all times it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigation into all risks arising under or in connection with the Finance Documents including, but not limited to:

29.13.1	the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower;

29.13.2
the legality, validity, effectiveness, adequacy and enforceability of the Finance Documents and any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents;

29.13.3
whether such Bank has recourse, and the nature and extent of that recourse, against the Borrower or any other person or any of their respective assets under or in connection with the Finance Documents, the transactions therein contemplated or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents; and

29.13.4
the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Facility Agent, the Original Mandated Lead Arrangers, the Borrower or by any other person in connection with the Finance Documents, the transactions contemplated therein or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents.

Accordingly, each Bank acknowledges to the Facility Agent and the Original Mandated Lead Arrangers that it has not relied on and will not hereafter rely on the Facility Agent and the Original Mandated Lead Arrangers or any of them in respect of any of these matters.

29.14	Money Laundering

Unless mandatorily required by any applicable laws, the Facility Agent shall not be responsible (to any other party) for providing any certification or documents with respect to information (except that in respect of itself) required for any anti-money laundering due diligence purposes. Such certificates and related documents shall be provided directly by the Borrower and other Obligors, provided that the request for such information may be made through the Facility Agent.

29.15	Agency Division Separate

In acting as agent hereunder for the Banks, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments and, notwithstanding the foregoing provisions of this Clause 29, any information received by some other division or department of the Facility Agent may be treated as confidential and shall not be regarded as having been given to the Facility Agent’s agency division.

30.	Assignments and Transfers

30.1	Binding Agreement

This Agreement shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors and Transferees.

30.2	No Assignments and Transfers by the Borrower

The Borrower shall not be entitled to assign or transfer all or any of its rights, benefits and obligations under the Finance Documents.

30.3	Assignments and Transfers by Banks

With the prior written consent of the Borrower (not to be unreasonably withheld or delayed) and subject to Clause 30.7 (Disclosure of Information), any Bank may at its own cost and expense (but without prejudice to sub-clause 30.3.1 below), at any time, assign all or any of its rights and benefits under the Finance Documents or transfer in accordance with Clause 30.5 (Transfers by Banks) all or any of its rights, benefits and obligations under the Finance Documents to a bank or financial institution or to Micron, provided that:

30.3.1
if any such assignment or transfer would at the time it is made result in an obligation on the part of the Borrower to pay under Clause 10 (Taxes) or Clause 12 (Increased Costs) an amount in excess of that it would have been obliged to pay but for such assignment or transfer, the Borrower shall not be obliged to pay such excess amount, unless such assignment or transfer was made pursuant to Clause 14 (Mitigation);

30.3.2	the consent of the Borrower shall not be required if an Event of Default has occurred and is continuing at the time such assignment or transfer is proposed to be made;

30.3.3
the consent of the Borrower shall not be required if such assignment or transfer is made to a bank or financial institution which has merged with or acquired a Bank or is the successor of a Bank or is an affiliate of a Bank (subject to the restrictions upon the obligation of the Borrower to pay under Clause 10 (Taxes) or Clause 12 (Increased Costs) amounts in excess of that which it would have been obliged to pay but for such assignment or transfer, as referred to in sub-clause 30.3.1 above); and

30.3.4
no such assignment or transfer may be made to Micron if immediately following such assignment or transfer, Micron would be owed more than thirty three and one-third per cent. of the Loan, unless immediately following such assignment or transfer, Micron would be owed 100 per cent. of the Loan.

30.4	Assignments by Banks

If any Bank assigns all or any of its rights and benefits under the Finance Documents in accordance with Clause 30.3 (Assignments and Transfers by Banks), then, unless and until the assignee has delivered a notice to the Facility Agent confirming in favour of the Facility Agent, the Original Mandated Lead Arrangers, the Security Trustee and the other Banks that it shall be under the same obligations towards each of them as it would have been under if it had been an original party hereto as a Bank (whereupon such assignee shall become a party hereto as a “Bank”), the Facility Agent, the Original Mandated Lead Arrangers, the Security Trustee and the other Banks shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been such a party hereto.

30.5	Transfers by Banks

If any Bank wishes to transfer all or any of its rights, benefits and/or obligations under the Finance Documents as contemplated in Clause 30.3 (Assignments and Transfers by Banks), then such transfer may be effected at its own cost and expense (but without prejudice to sub-clause 30.3.1 of Clause 30.3 (Assignments and Transfers by Banks)) by the delivery to the Facility Agent of a duly completed Transfer Certificate executed by such Bank and the relevant Transferee together with an Accession Undertaking duly executed on behalf of the Transferee in which event, on the later of the Transfer Date specified in such Transfer Certificate and the fifth Business Day after (or such earlier Business Day endorsed by the Facility Agent on such Transfer Certificate falling on or after) the date of delivery of such Transfer Certificate and Accession Undertaking to the Facility Agent:

30.5.1	the Facility Agent and the Security Trustee shall countersign such Accession Undertaking;

30.5.2
to the extent that in such Transfer Certificate the Bank party thereto seeks to transfer by novation its rights, benefits and obligations under the Finance Documents, the Borrower and such Bank shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (such rights and obligations being referred to in this Clause 30.5 as “discharged rights and obligations”);

30.5.3
the Borrower and the Transferee party thereto shall assume obligations towards one another and/or acquire rights against one another which differ from such discharged rights and obligations only insofar as the Borrower and such Transferee have assumed and/or acquired the same in place of the Borrower and such Bank;

30.5.4
the Facility Agent, the Original Mandated Lead Arrangers, the Security Trustee, such Transferee and the other Banks shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party hereto as a Bank with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer and to that extent the Facility Agent, the Original Mandated Lead Arrangers, the Security Trustee and the relevant Bank shall each be released from further obligations to each other hereunder (and, for the avoidance of doubt, such Transferee shall be liable to the Facility Agent in respect of any of the accrued and undischarged obligations of the transferring Bank under Clause 29.5 (Indemnification)); and

30.5.5	such Transferee shall become a party hereto as a “Bank”.

30.6	Transfer Fees

On the date upon which a transfer takes effect pursuant to Clause 30.5 (Transfers by Banks) the relevant Transferee shall pay to the Facility Agent, for its own account, a fee of US$1,000 and to the Security Trustee, for its own account, a fee of US$1,000.

30.7	Disclosure of Information

Each Finance Party shall treat and ensure that its respective officers, employees and agents shall treat and hold as strictly confidential all information disclosed in relation to the Finance Documents and the transactions contemplated thereby and not disclose any, all, or part of such information to, or discuss the same with, any third party, or make use of any, all or part of the information for other purposes except that any Finance Party may disclose to any person:

30.7.1	to whom such Finance Party assigns or transfers (or may potentially assign or transfer) all or any of its rights, benefits and obligations under the Finance Documents;

30.7.2
with whom such Finance Party enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or the Borrower;

30.7.3	being an auditor employed in the normal course of its business;

30.7.4	being its agent, contractor, third party service provider or professional adviser;

30.7.5	being a rating agency, insurer, insurance broker or direct or indirect provider of credit protection;

30.7.6	being its holding company, head office or regional office, any branch or subsidiary; or

30.7.7	to whom information may be required to be disclosed by any applicable law,

such information about the Borrower and the Finance Documents as such Finance Party shall consider appropriate, provided that if such disclosure is pursuant to sub-clauses 30.7.1 or 30.7.2 above, the person to whom it is proposed such information be given shall have first entered into a Confidentiality Undertaking and if such disclosure is pursuant to sub-clause 30.7.4, the person to whom it is proposed such information be given shall, except in the case of professional advisers, have subsisting a confidentiality agreement between such person and the relevant Finance Party obliging that person to keep confidential all such information disclosed, and any  such disclosure by a Finance Party shall be subject to any duty of confidentiality imposed on it by applicable laws and regulations. This Clause 30.7 is not and shall not be deemed to constitute an express or implied agreement by the Finance Parties with the Borrower for a higher degree of confidentiality than that prescribed in Section 47 of the Banking Act, Chapter 19 of Singapore (the “Banking Act”) and in the Third Schedule to the Banking Act.

30.8	Notification

The Facility Agent shall promptly notify the Borrower of any assignment or transfer completed pursuant to this Clause 30 (Assignments and Transfers).

30.9	Change of Name

If a Bank changes its name, then it shall, at its own cost and within seven Business Days, provide the Facility Agent with an original or certified true copy of a legal opinion issued by the legal advisers to such Bank in the jurisdiction where such Bank is incorporated addressed to the Facility Agent (as agent for the Banks), which is in form and substance satisfactory to the Facility Agent, confirming that (a) such Bank has changed its name, (b) the new name of such Bank, (c) the date from which such change has taken effect and (d) such Bank's obligations under the Finance Documents remain legal, valid, binding and enforceable on such Bank after its change of name.  If such Bank fails to provide the Facility Agent with such legal opinion, it shall, upon the request of the Facility Agent, sign and deliver to the Facility Agent a Transfer Certificate in respect of the transfer of its rights and obligations under this Agreement to the entity with such new name.

30.10	Re-organisation

If a Bank becomes subject to a re-organisation, such Bank shall, at its own costs and within seven Business Days after the effective date of such re-organisation, deliver to the Facility Agent an original or certified true copy of legal opinions, each in form and substance satisfactory to the Facility Agent, addressed to the Facility Agent (as agent for the Banks) and issued by legal advisers to such Bank in each of the jurisdictions (a) where such Bank is incorporated, (b) where such Bank's Facility Office is located, and (c) the law of which governs the Finance Documents, such that all such legal opinions taken together provide the Facility Agent with confirmation that such Bank's obligations under the Finance Documents remain legal, valid, binding and enforceable on the surviving entity of such re-organisation after the re-organisation.  If such Bank fails to provide the Facility Agent with such legal opinions, it shall, upon the request of the Facility Agent, sign and deliver to the Facility Agent a Transfer Certificate in respect of the transfer of its rights and obligations under this Agreement to the surviving entity of such re-organisation.

31.	Calculations and Evidence of Debt

31.1	Basis of Accrual

Interest, commitment commission and fees shall accrue from day to day and shall be calculated on the basis of a year of 360 days (or, in any case where market practice differs, in accordance with market practice) and the actual number of days elapsed.

31.2	Quotations

If on any occasion a Reference Bank or Bank fails to supply the Facility Agent with a quotation required of it under the foregoing provisions of this Agreement, the rate for which such quotation was required shall be determined from those quotations which are supplied to the Facility Agent, provided that, in relation to determining SIBOR, this Clause 31.2 shall not apply if only one Reference Bank supplies a quotation.

31.3	Evidence of Debt

Each Bank shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it hereunder.

31.4	Prima Facie Evidence

In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to Clause 31.3 (Evidence of Debt) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Borrower.

31.5	Certificates of Banks

A certificate of a Bank as to (a) the amount by which a sum payable to it hereunder is to be increased under Clause 10.1 (Tax Gross-up), (b) the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Clause 10.2 (Tax Indemnity), Clause 12.1 (Increased Costs) or Clause 23.1 (Borrower's Indemnity) or (c) the amount of any credit, relief, remission or repayment as is mentioned in Clause 11.3 (Tax Credit Payment) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Borrower.

32.	Remedies and Waivers, Partial Invalidity

32.1	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.  The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

32.2	Partial Invalidity

If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any applicable jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other applicable jurisdiction shall in any way be affected or impaired thereby.

33.	Notices

33.1	Communications in Writing

Each communication to be made under the Finance Documents shall be made in writing and, unless otherwise stated, shall be made by fax or letter.

33.2	Addresses

Any communication or document to be made or delivered pursuant to the Finance Documents shall (unless the recipient of such communication or document has, by fifteen days’ written notice to the Facility Agent, specified another address or fax number) be made or delivered to the address or fax number:

33.2.1	in the case of the Borrower, the Facility Agent and the Security Trustee, identified with its name below; and

33.2.2
in the case of each Bank, notified in writing to the Facility Agent prior to the date hereof (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee), and marked for the attention of the person (if any) from time to time designated by the relevant party hereto for the purposes of this Agreement.

33.3	Delivery

Any communication or document to be made or delivered by one person to another pursuant to the Finance Documents shall:

33.3.1	if by way of fax, be deemed to have been received when transmission has been completed; and

33.3.2
if by way of letter, be deemed to have been delivered when left at the relevant address or, as the case may be, 10 days after being deposited in the post postage prepaid in an envelope addressed to it at such address, provided that any communication or document to be made or delivered to the Facility Agent shall be effective only when received by its agency division and then only if the same is expressly marked for the attention of the department or officer identified with the Facility Agent’s signature below (or such other department or officer as the Facility Agent shall from time to time specify for this purpose).

33.4	Notification of Changes

Promptly upon receipt of notification of a change of address or fax number pursuant to Clause 33.2 (Addresses) or changing its own address or fax number the Facility Agent shall notify the other parties hereto of such change.

33.5	Electronic communication

33.5.1
Any communication to be made between the Facility Agent and a Bank or the Security Trustee under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Bank or the Security Trustee:

(i)	agree that, unless and until notified to the contrary, this is to be an agreed form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

33.5.2
The electronic mail address of the Facility Agent and each Bank is identified with its name below or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee), or such other electronic mail address notified to by a Bank to the Facility Agent or, as the case may be, by the Facility Agent to all the Banks, with five Business Days’ prior notice.

33.5.3
Any electronic communication made between the Facility Agent and a Bank or the Security Trustee under or in connection with the Finance Documents will be effective only when actually received in readable form and in the case of any electronic communication made by a Bank or the Security Trustee to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

33.6	English Language

Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by a translation thereof into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation thereof.

33.7	Notices to Facility Agent and Security Trustee

Without prejudice to the provisions of this Clause 33, if at any time the Facility Agent and the Security Trustee are the same person acting out of the same Facility Office, the Borrower may deliver communications or documents to the Facility Agent and/or the Security Trustee by delivering such communications or documents to the Facility Agent and/or the Security Trustee (expressly marked for the attention of the Facility Agent and the Security Trustee).  If at any time the Facility Agent and the Security Trustee are not the same person acting out of the same Facility Office, any communications or documents to the Security Trustee shall be delivered to the Security Trustee and the Facility Agent concurrently.

34.	Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

35.	Amendments

35.1	Amendments

Subject to Clause 35.2 (Amendments Requiring the Consent of all the Banks), if the Facility Agent has the prior consent of the Instructing Group, the Facility Agent and the Borrower may from time to time agree in writing to amend this Agreement or to waive, prospectively or retrospectively, any of the requirements of this Agreement and any amendments or waivers so agreed shall be binding on all the Finance Parties and the Borrower, provided that no such waiver or amendment shall subject any party hereto to any new or additional obligations without the consent of such party.

35.2	Amendments Requiring the Consent of all the Banks

An amendment or waiver which relates to:

35.2.1	Clause 27 (Sharing) or this Clause 35;

35.2.2	a change in the principal amount of or currency of any Advance or deferral of any Repayment Date;

35.2.3	a change in the Margin, the amount or currency of any payment of interest, fees or any other amount payable hereunder to any Finance Party or deferral of the date for payment thereof;

35.2.4	Clause 19.1 (Failure to Pay);

35.2.5	the release of a Security Document or any amendment, waiver, discharge or termination which would prejudice the Banks’ position under the Security Documents;

35.2.6	the definition of Instructing Group; or

35.2.7	any provision which contemplates the need for the consent or approval of all the Banks,

shall not be made without the prior consent of all the Banks and the Borrower.

35.3	Exceptions

Notwithstanding any other provisions hereof, the Facility Agent shall not be obliged to agree to any such amendment or waiver if the same would:

35.3.1	amend or waive this Clause 35, Clause 21 (Costs and Expenses) or Clause 29 (The Facility Agent, The Original Mandated Lead Arrangers and The Banks); or

35.3.2
otherwise amend or waive any of the Facility Agent’s rights hereunder or subject the Facility Agent, the Original Mandated Lead Arrangers or the Security Trustee to any additional obligations hereunder (and any such amendment or waiver subjecting any such person to any such additional obligation requires such person's written agreement).

36.	Governing Law

This Agreement is governed by Singapore law.

37.	Jurisdiction

37.1	Singapore Courts

The courts of Singapore have jurisdiction to settle any dispute ( a “Dispute”) arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity).

37.2	Convenient Forum

The Borrower waives any objection it might now or hereafter have to the courts referred to in Clause 37.1 (Singapore Courts) being nominated to settle Disputes and accordingly, agrees that they will not argue to the contrary.

37.3	Non-exclusive Jurisdiction

The submission to the jurisdiction of the courts referred to in Clause 37.1 shall not (and shall not be construed so as to) limit the right of each of the Finance Parties to take proceedings against the Borrower or, the Borrower to take proceedings against the Finance Parties or any one or more of them or any other party, in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

Schedule 1

The Banks

Bank	Commitment US($)
Oversea-Chinese Banking Corporation Limited	75,000,000
ABN AMRO Bank N.V., Singapore Branch	66,375,000
DBS Bank Ltd	66,375,000
Citibank N.A., Singapore Branch	57,750,000
Bayerische Hypo- und Vereinsbank AG, Singapore Branch	30,000,000
Taipei Fubon Commercial Bank	30,000,000
Sumitomo Mitsui Banking Corporation, Singapore Branch	30,000,000
China Development Industrial Bank	30,000,000
United Overseas Bank Limited	30,000,000
Entie Commercial Bank	20,000,000
Industrial Bank of Taiwan	20,000,000
The Shanghai Commercial & Savings Bank, Ltd	20,000,000
Taishin International Bank	20,000,000
Ta Chong Bank Ltd.	20,000,000
Bank of Taiwan, Singapore Branch	10,000,000
Bank SinoPac, Offshore Banking Branch	10,000,000
Far Eastern International Bank	10,000,000
Land Bank of Taiwan, Singapore Branch	10,000,000
Mega International Commercial Bank Co. Ltd, Singapore Branch	10,000,000
RHB Bank Bhd (Singapore Branch)	10,000,000
Raiffeisen Zentralbank Oesterreich AG, Singapore Branch	10,000,000
Sunny Bank Offshore Banking Unit	10,000,000
Hua Nan Commercial Bank, Ltd., Singapore Branch	4,500,000
__________
Total	600,000,000

Schedule 2

Form of Transfer Certificate

To:           [        ]

TRANSFER CERTIFICATE

relating to the agreement (as from time to time amended, varied, novated or supplemented, the “Facility Agreement”) dated [        ] 2008 whereby a US$600,000,000 term loan facility was made available to TECH Semiconductor Singapore Pte. Ltd. as borrower by a group of banks on whose behalf Citicorp Investment Bank (Singapore) Limited acted as facility agent in connection therewith.

1.	Terms defined in the Facility Agreement shall, subject to any contrary indication, have the same meanings herein. The terms Bank, Transferee and Portion Transferred are defined in the schedule hereto.

2.
The Bank (a) confirms that the details in the schedule hereto under the heading “Bank’s Participation in the Facility” and “Advances” accurately summarises its participation in the Facility Agreement and the Interest Period of any existing Advances and (b) requests the Transferee to accept and procure the transfer by novation to the Transferee of the Portion Transferred (specified in the schedule hereto) of its Commitment and/or its participation in such Advance(s) by counter-signing and delivering this Transfer Certificate to the Facility Agent at its address for the service of notices specified in the Facility Agreement.

3.
The Transferee hereby requests the Facility Agent to accept this Transfer Certificate as being delivered to the Facility Agent pursuant to and for the purposes of Clause 30.5 (Transfers by Banks) of the Facility Agreement so as to take effect in accordance with the terms thereof on the Transfer Date or on such later date as may be determined in accordance with the terms thereof.

4.
The Transferee confirms that it has received a copy of the Finance Documents together with such other information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Bank to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Bank to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower.

5.
The Transferee hereby undertakes with the Bank and each of the other parties to the Facility Agreement that it will perform in accordance with their terms all those obligations under the Finance Documents (including, for the avoidance of doubt, Clause 16 of the Trust Deed) which by the terms of the Facility Agreement will be assumed by it after delivery of this Transfer Certificate to the Facility Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

6.
The Bank makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any document relating thereto and assumes no responsibility for the financial condition of the Borrower or for the performance and observance by the Borrower of any of its obligations under the Finance Documents or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

7.
The Bank hereby gives notice that nothing herein or in the Finance Documents (or any document relating thereto) shall oblige the Bank to (a) accept a re-transfer from the Transferee of the whole or any part of its rights, benefits and/or obligations under the Finance Documents transferred pursuant hereto or (b) support any losses directly or indirectly sustained or incurred by the Transferee for any reason whatsoever including the non-performance by the Borrower or any other party to the Finance Documents (or any document relating thereto) of its obligations under any such document.  The Transferee hereby acknowledges the absence of any such obligation as is referred to in (a) or (b).

8.
The Transferee expressly acknowledges that the execution and delivery of this Transfer Certificate constitutes its contractual acceptance of the offer to become a party to the Trust Deed as set out in Clause 17 thereof and attached hereto is an Accession Undertaking.

9.	This Transfer Certificate and the rights, benefits and obligations of the parties hereunder shall be governed by and construed in accordance with Singapore law.

THE SCHEDULE

1.	Bank:
2.	Transferee:
3.	Transfer Date:
4.	Bank’s Participation in the Facility:
	Bank’s Commitment		Portion Transferred
5.	Advance(s):
	Amount of Bank’s Participation	Interest Period	Portion Transferred

[Transferor Bank]	[Transferee Bank]
By:	By:
Date:	Date:

Administrative Details of Transferee

Address:

Contact Name:

Account for Payments:

Standing Payment Instructions:

Telex:

Fax:

Telephone:

E-mail:

Schedule 3

Conditions Precedent

1.	CORPORATE AUTHORISATIONS

1.1	A copy of the Constitutional Documents of each Obligor, certified true by a duly authorised officer of the relevant Obligor.

1.2
A copy or an extract of the resolution of the board of directors of each Obligor approving the execution, delivery and performance of each of the Finance Documents to which it is expressed to be a party and the terms and conditions thereof and authorising a named person or persons to sign such documents and any documents to be delivered pursuant thereto, certified true by a duly authorised officer of the relevant Obligor.

1.3
A certificate of a duly authorised officer of each Obligor setting out the names and signatures of the persons authorised to sign, on behalf of that Obligor, each of the Finance Documents to which it is expressed to be a party and any documents to be delivered pursuant thereto.

1.4	A certificate as to the existence and good standing of Micron from the appropriate governmental authorities in the State of Delaware, The United States of America.

2.	AUTHORISATIONS AND CONSENTS

A copy, certified a true by and on behalf each Obligor, of each such licence, approval, registration or declaration as is, in the opinion of counsel to the Finance Parties, necessary to render each of the Finance Documents legal, valid, binding and enforceable on the relevant Obligor and admissible in evidence in any applicable jurisdiction and enable each of the parties to such documents to perform its obligations thereunder, as informed to the Obligors by the Facility Agent prior to the date of this Agreement or, otherwise, by reason of any circumstances occurring after the date of this Agreement (or, if the Facility Agent so requires, confirmation by a duly authorised officer of the relevant Obligor that no such documents are required).

3.	CORE COMMERCIAL AGREEMENTS

Copies, certified true copy by a duly authorised officer of the Borrower, of the Core Commercial Agreements.

4.	FINANCE DOCUMENTS

4.1	Subject to paragraph 4.4 below, the Finance Documents duly executed by each party thereto and, where appropriate, duly stamped and presented for registration with all appropriate authorities.

4.2	Subject to paragraph 4.4 below, a copy of each notice required to be executed and delivered by the Borrower under each of the Security Documents.

4.3
Subject to paragraph 4.4 below, a copy of each acknowledgement of the notice referred to in paragraph 4.2 above by the relevant person under any of the Security Documents, except that in the case of Insurance Assignment the Borrower shall use its best efforts to procure the required insurers' acknowledgement (and, in each case, such acknowledgements in respect of the Insurance Assignment shall not be a condition precedent to first disbursement of an Advance under this Agreement).

4.4
In the case where the proceeds of the first Advance are to be utilised to refinance any outstanding amounts due to the Existing Lenders under the Existing Credit Agreement, any Security Document (other than the Micron Corporate Guarantee and the Security Sharing Agreement) referred to in paragraph 4.1 above shall be left undated and held in escrow by the Facility Agent until the date of the first Advance and shall be dated on the date of the first Advance and to be stamped and registered (where appropriate) thereafter and any notice and acknowledgement (other than the acknowledgements of the Insurance Assignment which are to be procured by the Borrower using its best efforts) referred to in paragraphs 4.2 and 4.3 above shall be undated to be held in escrow until the date of the first Advance.

4.5	The insurance policies of the Borrower.

4.6	Evidence of the acceptance of the appointment of the process agents referred to in the Micron Corporate Guarantee and the Security Sharing Agreement.

5.	OPINIONS

A legal opinion from Allen & Gledhill, Singapore counsel to the Finance Parties.

A legal opinion from Moffatt, Thomas, Barrett, Rock & Fields, Chartered, U.S. legal counsel to Micron.

6.	PROJECT PRIVILEGES

A certified copy of the 15-year pioneer tax certificate covering the period from 1 April 2007 to 31 March 2022, together with a confirmation from a duly authorised officer of the Borrower that such certificate is current and the privileges contemplated therein continue to apply.

7.	SHAREHOLDINGS

A certificate from the company secretary of the Borrower confirming compliance with Clause 15.22 (Ownership of the Borrower).

8.	INSURANCE

Confirmation from the Insurance Expert in the form of an insurance report issued by it that the Borrower is insured in accordance with Clause 18.2 (Insurance).

9.	RELEASE

(Where there are outstanding amounts owing to the Existing Lenders under the Existing Credit Agreement as of the date of the first Notice of Drawdown), a confirmation (dated on or around the date of the first Notice of Drawdown) from CIBSL, as facility agent for the Existing Lenders,

(a)	that it consents to the entry into of the Finance Documents and confirmation of the amounts owing to the Existing Lenders under the Existing Credit Agreement; and

(b)	that it agrees that on receipt of such amounts on the first drawdown date hereunder, all amounts outstanding under the Existing Credit Agreement will be discharged and all security interests granted in respect thereof will be released and all Existing Security Documents will be discharged; or

(Where there are no outstanding amounts owing under the Existing Credit Agreement as at the date of the first Notice of Drawdown) evidence that (a) there are no outstanding amount owing under the Existing Credit Agreement and (b) the Existing Security Documents have been discharged.

10.	OPERATING ACCOUNTS

Evidence that each of the Operating Accounts have been opened.

11.	FEES, COSTS AND EXPENSES

Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 20 (Commitment and Fees) and Clause 21 (Costs and Expenses) have been paid or will be paid by the date of the first Advance.

12.	300 MM PRODUCTION CAPACITY EXPANSION PLAN

A copy, certified true by a duly authorised officer of the Borrower, or an extract, of a resolution of the board of directors of the Borrower approving the December 2007 business plan relating to the 300mm production capacity expansion plan of the Borrower.

13.	DISCHARGE DOCUMENTS

The documents for the release and discharge of the Existing Security Documents duly executed by each party thereto, provided that each such document shall be left undated and held in escrow by the Facility Agent until the date of the first Advance and shall be dated on the date of the first Advance upon the confirmation from CIBSL that all amounts outstanding under the Existing Credit Agreement have been discharged.

Schedule 4
Notice of Drawdown

From:       TECH Semiconductor Singapore Pte. Ltd.

To:           Citicorp Investment Bank (Singapore) Limited

Dated:

Dear Sirs,

We refer to the US$600,000,000 facility agreement (the “Facility Agreement”) dated [        ] 2008 and made between TECH Semiconductor Singapore Pte. Ltd. as borrower, Citicorp Investment Bank (Singapore) Limited as Facility Agent, ABN AMRO Bank N.V., Singapore Branch as security trustee and the financial institutions named therein as Original Mandated Lead Arrangers and Banks.  Terms defined in the Facility Agreement shall have the same meaning in this notice.

1.	This notice is irrevocable.

2.
We hereby give you notice that, pursuant to the Facility Agreement and on [date of proposed Advance], we wish to borrow an Advance in the amount of US$[     ] upon the terms and subject to the conditions contained therein.

3.	We would like this Advance to have a first Interest Period of [ ] months’ duration.

4.
We confirm that, at the date hereof, the Repeated Representations [and the Non-Repeated Representations]** are true in all material respects and no Event of Default or Potential Event of Default has occurred and is continuing.

5.
The proceeds of this drawdown should be [paid in the following order: (i) payment to CIBSL (as agent for the Existing Lenders) in satisfaction of the Loan, interest and all other amounts (if any) outstanding under the Existing Credit Agreement, (ii) payment to the Facility Agent of upfront fees (as detailed in the fee letter dated 9 January 2008 between us and the Original Mandated Lead Arrangers) and (iii) the balance credited to [insert account details]]t / [credited to [insert account details]].

Yours faithfully

.............................

[President or Vice President, Finance]

for and on behalf of

TECH Semiconductor

Singapore Pte. Ltd.

t If this Advance is the first Advance made under the Agreement and there are outstanding amounts owing under the Existing Credit Agreement as at the date of this Notice of Drawdown.

**           If this Advance is the first Advance made under the Facility

Schedule 5
Form of Compliance Certificate

To:           [                      ] as Facility Agent

From:       TECH Semiconductor Singapore Pte Ltd

Dated:

US$600,000,000 Facility Agreement dated [                ] 2008 (the “Agreement”) between TECH Semiconductor Singapore Pte Ltd as Borrower, Citicorp Investment Bank (Singapore) Limited as Facility Agent and ABN AMRO Bank N.V., Singapore Branch as Security Trustee and the Original Mandated Lead Arrangers and Banks referred to therein

1.
We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that: [Insert details of covenants to be certified]

Yours faithfully

.............................

[President or Vice President, Finance]

for and on behalf of

TECH Semiconductor

Singapore Pte. Ltd.

Schedule 6
Confidentiality Undertaking

[Letterhead of Finance Party]

To:           [Proposed Assignee/Transferee/Sub-participant]

Dear Sirs

US$600,000,000 Facility Agreement dated [                ] 2008 (the “Agreement”) between TECH Semiconductor Singapore Pte Ltd as Borrower, Citicorp Investment Bank (Singapore) Limited as Facility Agent and ABN AMRO Bank N.V., Singapore Branch as Security Trustee and the Original Mandated Lead Arrangers and Banks referred to therein

We understand that you are considering acquiring an interest in the Agreement referred to above (the “Acquisition”).  In consideration of us agreeing to make available to you certain information, by signature by your duly authorised signatory of a copy of this letter you agree as follows:

3.
Confidentiality Undertaking  You undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, (b) to use the Confidential Information only for the Permitted Purpose, and (c) to use all reasonable endeavours to ensure that any person (as may be permitted in this undertaking) to whom you pass any Confidential Information (unless disclosed under paragraph 2(c) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it.

4.	Permitted Disclosure We agree that you may disclose Confidential Information:

(a)	to your officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to your auditors;

(b)
subject to the requirements of the Agreement, to any person to (or through) whom you are permitted to assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which you may acquire under the Agreement or with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Borrower so long as that person has delivered a duly executed letter to you in equivalent form to this letter; and

(c)
where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group, after obtaining a legal opinion to such effect.

5.
Notification of Required or Unauthorised Disclosure You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(c) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

6.
Return of Copies  If we or the Borrower so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or where the Confidential Information has been disclosed under paragraph 2(c) above.

7.
Continuing Obligations  The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us.  Notwithstanding the previous sentence, the obligations in this letter shall cease if you become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Agreement in which case you agree and acknowledge that you are bound by the provisions of Clause 30.7 of the Agreement.

8.	Consequences of Breach, No Representation, etc. You acknowledge and agree that:

(a)
neither we, the Borrower nor any of our or their respective officers, employees, agents or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)
we or the Borrower may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

9.
No Waiver; Amendments, etc  This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter.  No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder.  The terms of this letter and your obligations hereunder may only be amended or modified by written agreement between us.

10.
Inside Information  You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

11.	Nature of Undertakings The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrower.

12.
Governing Law and Jurisdiction  This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of Singapore and the parties submit to the non-exclusive jurisdiction of the Singapore courts.

13.	Definitions In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“Confidential Information” means any information relating to the Borrower, Micron, the Agreement and/or the Acquisition provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Borrower and which, in either case, as far as you are aware after having made reasonable enquiry, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Permitted Purpose” means considering and evaluating whether to enter into the Acquisition; and

“Purchaser Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

…................................

For and on behalf of

[Finance Party]

To:           [Finance Party]

We acknowledge and agree to the above:

…................................

For and on behalf of

[                                  ]

Schedule 7

Standing Payment Instructions

ABN AMRO BANK N.V., SINGAPORE BRANCH

USD Payment Instruction for arrangement fee payments/ principal / interest payments:

Correspondence Bank: ABN AMRO BANK, N.V. NEW YORK

SWIFT Code: ABNAUS33

For the Account of: ABN AMRO BANK, N.V. SINGAPORE

SWIFT Code: ABNASGSG

Account no.: 661-001-055341 CHIPS UID 011591

Reference: TECH Semiconductor - Agency Asia

BANK OF TAIWAN, SINGAPORE BRANCH

Pay to: JP Morgan Chase Bank, New York

SWIFT BIC: CHASUS33

For account of: Bank of Taiwan, Singapore Branch

SWIFT BIC: BKTWSGSG

Via CHIPS UID 353571

BANK SINOPAC, OFFSHORE BANKING BRANCH

Correspondent Bank: Citibank N.A., New York

SWIFT Code of Correspondent Bank: CITIUS33

Account Name: Bank SinoPac

SWIFT Code of Bank SinoPAc: SINOTWTP

Account Number: 36115045

Reference: Tech Semiconductor PTE Ltd.

BAYERISCHE HYPO- UND VEREINSBANK AG, SINGAPORE BRANCH

JP Morgan Chase Bank, New York (CHASUS33)

For the account of: Bayerische Hypo- und Vereinsbank AG, Singapore Branch

CHIPS UID 355366

Account no. 001-1-940251

Ref: Tech Semiconductor Singapore Pte Ltd

CHINA DEVELOPMENT BANK

Intermediary Bank’s Details

Name:   HSBC Bank USA New York

Country and City: USA New York

SWIFT Address & Clearing Code: MRMDUS33XXX

Beneficiary Bank’s Details

Name:   China Development Industrial Bank

Country and City: Taipei, Taiwan

SWIFT Address & Clearing Code: CDIBTWTPXXX

Account No.: 000142786

Beneficiary’s Details

Name: TECH Semiconductor Singapore Pte. Ltd.

Country and City: Singapore

SWIFT Address & Clearing Code: SGCT0007

Payment Details: Syndication Loan

CITIBANK, N.A., SINGAPORE BRANCH

For account: Citibank N.A., New York (CITIUS33)

In Favor of : Citibank N.A., Singapore (CITISGSG)

Account No: 10991581

Attention: Freddy Pius

DBS BANK LTD

For account: Bank of New York, New York

SWIFT Code: IRVTUS3N

In favour of: DBS Bank Ltd, Singapore

SWIFT Code: DBSSSGSG

Reference: TECH Semiconductor Singapore Pte Ltd - US$600 million Syndicated Facility

Attention: Jacqueline Tan / Gabrielle Khoo, CIB-Communication, Media & Technology]

ENTIE COMMERCIAL BANK

Name of Bank: Bank of New York, New York

SWIFT Code: IRVTUS3N

Beneficiary: EnTie Commercial Bank Taipei, Taiwan

SWIFT Code: ENTITWTP

Beneficiary:A/C NO. 890-0228-881

FAR EASTERN INTERNATIONAL BANK

Bank Name: Citibank N.A., New York

SWIFT Code: CITIUS33

Account No. 36111124

Beneficiary: Far Eastern International Bank

Beneficiary Bank’s SWIFT Code: FEINTWTP

INDUSTRIAL BANK OF TAIWAN

Corresponding Bank: Wachovia Bank N.A. New York Branch

SWIFT Code: PNBPUS3NNYC

Account name: Industrial Bank of Taiwan OBU Branch

Account No. 2000191002339

SWIFT Code: IBOTTWTP

HUA NAN COMMERCIAL BANK, LTD., SINGAPORE BRANCH

Correspondent Bank: JP Morgan Chase Bank, New York

SWIFT Code: CHASUS33

Account No. 001-1-940293

Beneficiary: Hua Nan Commercial Bank. Ltd., Singapore Branch

SWIFT Code: HNBKSGSG

LAND BANK OF TAIWAN, SINGAPORE BRANCH

Correspondent Bank: The Bank of New York, New York

SWIFT Address: IRVT US3N

Account No. 890-0492-716

For Account of: Land Bank of Taiwan, Singapore Branch

SWIFT Address: LBOT SGSG

Reference: TECH 2008-03-26

Attention: Maggie W.L. Cheng / Priscilla Tan

MEGA INTERNATIONAL COMMERCIAL BANK CO. LTD, SINGAPORE BRANCH

Correspondent Bank: Mega International Commercial Bank Co., Ltd., New York

SWIFT: ICBCUS33

For the account of: Mega International Commercial Bank Co., Ltd., Singapore Branch

SWIFT: ICBCSGSG

Account Number: USD300596

OVERSEA-CHINESE BANKING CORPORATION LIMITED

Intermediary Bank’s Details

Name: JPMorgan Chase

Country and City: New York

SWIFT Address & Clearing Code: CHASUS33 (Chips UID10275)

Beneficiary Bank’s Details

Name:  Oversea-Chinese Banking Corporation Ltd

Country and City: Singapore

SWIFT Address & Clearing Code: OCBCSGSG

RHB BANK BHD (SINGAPORE BRANCH)

Name: Bank of New York, New York

BIC Code: IRVTUS3N

Account No: 803-3309-458

CHIPS UID: 024880

Remarks: (For account of Corporate & Commercial Banking - TECH Semiconductor Singapore Pte Ltd)

THE SHANGHAI COMMERCIAL & SAVINGS BANK. LTD

Correspondent Bank: Citibank N.A.

SWIFT Code: CITIUS33

Beneficiary: The Shanghai Commercial & Savings Bank. Ltd, Offshore Banking Branch

Bank Name: The Shanghai Commercial & Savings Bank. Ltd, Offshore Banking Branch

SWIFT Code: SCSBTWTPO27

Remarks: TECH Semiconductor Singapore Pte (2)

SUMITOMO MITSUI BANKING CORPORATION, SINGAPORE BRANCH

Bank: JP Morgan Chase Bank, New York (CHASUS33)

Account name: Sumitomo Mitsui Banking Corporation, Singapore Branch

Account No. 001-1-746468 CHIPS UID 141695

SWIFT: SMBCSGSG

RAIFFEISEN ZENTRALBANK OESTERREICH AG, SINGAPORE BRANCH

Name of Bank: JP Morgan Chase Bank, New York

SWIFT ID: CHASUS 33

VIA CHIPS UID: 373362

Favouring: Raiffeisen Zentralbank Oesterreich AG, Singapore Branch

Re: TECH Semiconductor Pte Ltd Singapore (Fees/Interest)

SUNNY BANK OFFSHORE BANKING UNIT

Bank name: Sunny Bank (in favour of Sunny Bank OBU Branch)

Bank Code: SUNYTWTP

Bank Account for Cash Payment: 2000191001741

Correspondent Code: PNBPUS3NNYC (Wachovia Bank NA NY INTL BR.)

TAIPEI FUBON COMMERCIAL BANK

Name of Bank: Citibank N.A., New York

SWIFT Code: CITIUS33

Beneficiary Bank name: Taipei Fubon Bank, Offshore Banking Unit

SWIFT BIC: TPBKTWTP560

Account Name: Tech Semiconductor

Account No. 56011 33100 1150

TAISHIN INTERNATIONAL BANK

Name of Bank: Citibank N.A., New York

Beneficiary Bank: Taishin International Bank

Account No.: 36116558

SWIFT Code: CITIUS33

Beneficiary Bank’s Swift Code: TSIBTWTP

TA CHONG BANK LTD.

Correspondent Bank: Citibank N.A., New York, N.Y.

Correspondent Bank SWIFT Code: CITIUS33

Beneficiary Customer: Ta Chong Bank Ltd

Beneficiary SWIFT Code: OURBTWTP

Beneficiary Bank Account No.: 36089983

Reference Information: TECH Semiconductor Singapore Pte. Ltd.

UNITED OVERSEAS BANK LIMITED

Pay to: Deutsche Bank Trust Co Americas, New York

SWIFT Address: BKTRUS33

For account of: United Overseas Bank Limited, Singapore

CHIPS UID 010762

SWIFT Address: UOVBSGSG

Attention: CCOCD - Loan Processing Unit

Reference: Payment for Tech Semiconductor US$600m Credit Facility,.

SIGNATURES

TECH SEMICONDUCTOR SINGAPORE PTE. LTD.
as Borrower

By:	SGD LEE KOK CHOY

Address:	1, Woodlands Industrial Park D
Street 1, Singapore 738799

Fax:	6365 2016

Attention:	Vice President, Finance

ABN AMRO BANK N.V.

as Original Mandated Lead Arranger

By:	SGD ANUP KURUVILLA (EXECUTIVE DIRECTOR)	SGD DANIEL KONG (DIRECTOR)

Address:	42/F Cheung Kong Centre, 2 Queen’s Road Central, Hong Kong

Fax:	+852 2700 3949

Attention:	Anup Kuruvilla

E-mail:	anup.kuruvilla@hk.abnamro.com

ABN AMRO BANK N.V., SINGAPORE BRANCH

as Bank

By:	SGD DANIEL KONG (DIRECTOR)	SGD SARAH MAK (RELATIONSHIP MANAGER)

Address:	Level 23, One Raffles Quay South Tower, Singapore 048583 / 38/F Cheung Kong Centre, 2 Queen’s Road Central, Hong Kong

Fax:	+65 6518 6036 / +852 2700 3450

Attention:	Daniel Kong / Natalie Fung

E-mail:	daniel.kong@sg.abnamro.com / natalie.fung@hk.abnamro.com

ABN AMRO BANK N.V., SINGAPORE BRANCH

as Security Trustee

By:	SGD KAREN HENG (MANAGER)	SGD IRENE NG (ASSISTANT MANAGER)

Address:	One Raffles Quay
South Tower, Level 26
Singapore 048583

Fax:	+65 6518 6035 / 6012

Attention:	Yong Peck Yuen / Irene Ng

E-mail:	peck.yuen.yong@sg.abnamro.com / irene.ng@sg.abnamro.com

CITIGROUP GLOBAL MARKETS SINGAPORE PTE LTD
as Mandated Lead Arranger

By:	SGD RONNY CHNG (DIRECTOR)

Address:	Citigroup Global Markets Singapore Pte. Ltd.
48F, Citibank Tower, Citibank Plaza
No. 3 Garden Road, Central
Hong Kong

Fax:	+852 2521 8725 / +852 3018 7549

Attention:	Shailesh Venkatraman / Adnan Meraj

E-mail:	shailesh.venkatraman@citi.com / adnan.meraj@citi.com

CITIBANK, N.A., SINGAPORE BRANCH

as Mandated Lead Arranger and Bank

By:	SGD SILAS LEE (MANAGING DIRECTOR, HEAD OF CORPORATE BANK, SINGAPORE)

Address:	3 Temasek Avenue
#17-00 Centennial Tower
Singapore 039190

Fax:	6328-5402 / 6426-8118

Attention:	Michelle Lim / Tay Lucy / Freddy Pius

E-mail:	michelle.hi.lim@citi.com / lucy.tay@citi.com / freddy.pius@citi.com

CITICORP INVESTMENT BANK (SINGAPORE) LIMITED
as Facility Agent

By:	SGD DONNY LAM
SENIOR VICE PRESIDENT

Address:	#09-00 Tampines Junction
300 Tampines Avenue 5
Singapore 529653

Fax:	(65) 6787 0026

Attention:	Rebecca Yung / Joan Au, Loans Agency Department

E-mail:	rebecca.yung@citi.com / joan.m.au@citi.com

DBS BANK LTD

as Original Mandated Lead Arranger and Bank

By:	SGD MILDRED SEOW SIOK ENG (SENIOR VICE PRESIDENT)
CORPORATE AND INVESTMENT BANKING - SYNDICATED FINANCE

Address:	6 Shenton Way
DBS Building Tower One
Singapore 068809

Fax:	6323 5410

Attention:	Audrey Koh / Jacqueline Tan/ Gabrielle Khoo, CIB-Communication, Media & Technology

E-mail:	audreykoh@dbs.com / hweeleng@dbs.com / gabriellekhoo@dbs.com

OVERSEA-CHINESE BANKING CORPORATION LIMITED
as Original Mandated Lead Arranger

By:	SGD TAN LAY HOON (HEAD OF CAPITAL MARKETS)

Address:	63 Chulia Street #03-05 OCBC Centre Singapore 049513

Fax:	6535-4256

Attention:	Tham Kong Chiu

E-mail:	thamkongchiu@ocbc.com

OVERSEA-CHINESE BANKING CORPORATION LIMITED
as Bank

By:	SGD TAN LAY HOON (HEAD OF CAPITAL MARKETS)

Address:	63 Chulia Street #10-00 OCBC Centre Singapore 049513

Fax:	6536-9327

Attention:	Clara Ng

E-mail:	nghnclara@ocbc.com

BANK OF TAIWAN, SINGAPORE BRANCH
as Bank

By:	SGD HO KAI CHENG (GENERAL MANAGER)

Address:	80 Raffles Place
#28-20, UOB Plaza 2
Singapore 048624

Fax:	(65) 6536 8203

Attention:	Ms. Ravia Lee / Mr. David Yang

E-mail:	ravia@botsg.com.sg / davidy@botsg.com.sg

BANK SINOPAC, OFFSHORE BANKING BRANCH
as Bank

By:	SGD SCOTT C. C. LIU
TITLE: FIRST VICE PRESIDENT AND GENERAL MANAGER

Address:	10F, 9-1, Chien Kuo N.Rd., Sec 2, Taipei 104, Taiwan, ROC / 5F, 17 Bo-ao Rd.,
Jhongjheng District, Taipei 104, Taiwan (R.O.C.)

Fax:	+886 2 2515 5181 / + 886 2 2748 7559

Attention:	Kofei Chien / Lillian Yang

E-mail:	chienkofei@sinopac.com / Lillian.yang@sinopac.com

BAYERISCHE HYPO- UND VEREINSBANK AG, SINGAPORE BRANCH
as Bank

By:	SGD TAN HWEE KOON (VICE PRESIDENT)	SGD SOO THEAN LING (MANAGING DIRECTOR, HEAD OF CREDIT RISK - ASIA PACIFIC)

Address:	30 Cecil Street #25-01
Prudential Tower
Singapore 049712

Fax:	(65) 64133 771

Attention:	Ms Cheah Soo Lee / Ms Tsen Mei Chi / Ms Tan Hwee Koon

E-mail:	soo.lee.cheah@hvbasis.com / meichi.tsen@hvbasia.com / hweekoon.tan@hvbasia.com

CHINA DEVELOPMENT INDUSRTIAL BANK
as Bank

By:	SGD JAMES MENG (SENIOR VICE PRESIDENT)

Address:	1 Fl,
No. 125 Nanking East Road,
Section 5,
Taipei 105,
Taiwan, ROC

Fax:	(886) 227562967

Attention:	Jolin Hsu, Assistant Vice President, Institutional Banking Department

E-mail:	shuchuang@cdibank.com

ENTIE COMMERCIAL BANK
as Bank

By:	SGD SHEN KUO HUA

Address:	No.158,Sec.3,Minsheng East Rd .,Taipei,Taiwan,R.O.C

Fax:	886-2-2514-0846

Attention:	Tina Chou

E-mail:

FAR EASTERN INTERNATIONAL BANK
as Bank

By:	SGD 劉文仲 (Manager)

Address:	26F, No. 207. Tun Hwa S. Rd., Sec., 2, Taipei
106, Taiwan, R.O.C.

Fax:	886 2 2376 5721

Attention:	Jeff Wu / Stanley Yang

E-mail:	jeffwu@feib.com.tw / skyeryang@feib.com.tw

INDUSTRIAL BANK OF TAIWAN
as Bank

By:	SGD SOPHIA CHUNG (SENIOR VICE PRESIDENT)

Address:	No. 99, Sec. 2
Tiding Blvd., Neihu District
Taipei, Taiwan, R.O.C.

Fax:

Attention:	Jeff Yang

E-mail:	jefferyyang@ibt.com.tw

HUA NAN COMMERCIAL BANK, LTD. SINGAPOR BRANCH
as Bank

By:	SGD DAVID Y. L. HUANG (GENERAL MANAGER)

Address:	80, Robinson Road, #14-03,
Singapore 068898

Fax:	(65) 6324 2878

Attention:	Mr. Jeff Lai / Ms. Wendy Soon / Ms. Kathy Chang

E-mail:	credit@hncb.com.sg

LAND BANK OF TAIWAN, SINGAPORE BRANCH
as Bank

By:	SGD CHENG HUI HOU (GENERAL MANAGER)

Address:	80 Raffles Place
#34-01, UOB Plaza 1
Singapore 048624

Fax:	(65) 6349 4550 / (65) 6349 4532

Attention:	Maggie W.L. Cheng / Priscilla Tan, Loan Admin Department

E-mail:	052175@landbank.com.tw / sg0003@landbank.com.tw

MEGA INTERNATIONAL COMMERCIAL BANK CO. LTD, SINGAPORE BRANCH

as Bank

By:	SGD HUANG HSIAO-HO (VICE PRESIDENT & GENERAL PRESIDENT & GENERAL

Address:

Fax:	(65) 6227-1858

Attention:	Mr. Tsai Tsung Yao / Lock Ten Khai

E-mail:	icbcloan@singnet.com.sg

RHB BANK BHD (SINGAPORE BRANCH)

as Bank

By:	SGD JASON WONG (HEAD OF CORPORATE & COMMERCIAL BANKING)

Address:	90, Cecil Street #03-00
Corporate & Commercial Banking
Singapore 0369531

Fax:	6225 7933

Attention:	Mr Lionel Chew / Lim Yen Choo

E-mail:	lionel_chew@rhbbank.com.sg / lim_yen_choo@rhbbank.com.sh

RAIFFEISEN ZENTRALBANK OESTERREICH AG, SINGAPORE BRANCH

as Bank

By:	SGD SHARAJ BAJPAI (DIRECTOR, HEAD OF INVESTMENTS AND CREDIT TRADING, GLOBAL MARKETS ASIA)

Address:	One Raffles Quay #38-01 North Tower
Singapore 048583

Fax:	(+65) 6305 6151

Attention:	James LIEW / Jeremy WEE / Doreen KOH / Vivian CHEW / Buck Hui KOH

E-mail:	james.liew@sg.rzb.at / Jeremy.wee@sg.rzb.at / Doreen.koh@sg.rzb.at / Vivian.chew@sg.rzb.at / buckhui.koh@sg.rzb.at

THE SHANGHAI COMMERCIAL & SAVINGS BANK. LTD

as Bank

By:	SGD GENE TSAO (SENIOR VICE PRESIDENT & MANAGER)

Address:	50, SEC. 3 Chin Cheng Rd.,
Tu Cheng City Taipei Hsin
Taiwan R.O.C.

Fax:	886-2-2263-5053

Attention:	Jeff Chen, Assistance V.P.

E-mail:	effchen@scsb.com.tw

SUMITOMO MITSUI BANKING CORPORATION, SINGAPORE BRANCH

as Bank

By:	SGD MASAYA HIRAYAMA
JOINT GENERAL MANAGER

Address:	3 Temasek Avenue
#06-01 Centennial Tower
Singapore 039190

Fax:	65-6882 0490

Attention:	Jin Poh Choo

E-mail:	jin_pohchoo@sg.smbc.co.jp

SUNNY BANK OFFSHORE BANKING UNIT

as Bank

By:	SGD JACK CHEN
MANAGER

Address:	1F No.143 Fu Hsin N Road,
Taipei
Taiwan

Fax:	886 2 271 97599

Attention:	Ming-Yu Li

E-mail:	s65247@sunnybank.com.tw

TAIPEI FUBON COMMERCIAL BANK

as Bank

By:	SGD JOHNNY WANG (SENIOR VICE PRESIDENT)

Address:	6th Floor
No. 169
Section 4 Jen Ai Road
Taipei 10686 Taiwan

Fax:	+886-2-6639-0033

Attention:	Mr. Calvin Liaw

E-mail:	calvin.liaw@fubon.com

TAISHIN INTERNATIONAL BANK
as Bank

By:	SGD JAY LIN

Address:	10F., No 118, Sec.4, Ren-ai Rd. Da-an District, Taipei City
106, Taiwan (R.O.C.)

Fax:	886-2-3707-6973

Attention:	Jay Lin

Email:

TA CHONG BANK LTD.
as Bank

By:	CHIENG-PING CHEN (CHAIRMAN)

Address:	No. 201, Tung Hwa N Road
Taipei, Taiwan, R.O.C.

Fax:	86-2-2712-0309

Attention:	Kao Wei Yu

Email:

UNITED OVERSEAS BANK LIMITED

as Bank

By:	SGD TAN KET KIONG (SENIOR VICE PRESIDENT)

Address:	1 Raffles Place
#10-00 OUB Centre
Singapore 048616

Fax:	65381982 / 65382449

Attention:	Mr Gan Tit Thiam / Ms Mathilda Lum / Mr Philip Phua

E-mail:	Gan.TitThiam@UOBgroup.com / Mathilda.LumWL@UOBgroup.com / Philip.PhuaTP@UOBgroup.com

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